UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Six Flags, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SIX FLAGS, INC.
1540 Broadway
New York, NY 10036

April 18, 2007

Dear Fellow Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Six Flags, Inc. (the “Company”), which will be held on Monday, May 21, 2007, at 9:00 a.m., E.D.T. at The Waldorf-Astoria, located at 301 Park Avenue, New York, New York, 10022.

At the annual meeting, you will be asked to consider and vote upon the election of nine directors, to ratify the appointment of KPMG LLP as our independent registered public accounting firm, to approve the adoption of the Company’s 2007 Stock Option and Incentive Plan and to transact such other business as may properly come before the annual meeting or any adjournment thereof.

Each of these proposals is more fully described in the notice of annual meeting and Proxy Statement that follows.

We hope that you will find it convenient to attend in person. Whether or not you expect to attend, please promptly date, sign and mail the enclosed proxy card in the return envelope provided to ensure your representation at the annual meeting and the presence of a quorum. If you do attend the annual meeting, you may withdraw your proxy should you wish to vote in person.

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2006, is being provided to each of the Company’s stockholders with this Proxy Statement. Additional copies may be obtained by writing to Six Flags, Inc., 1540 Broadway, New York, NY 10036, Attention: Secretary.

On behalf of the officers, directors and employees of Six Flags, Inc., we would like to express the Company’s appreciation for your continued support.

Sincerely,
DANIEL M. SNYDER
Chairman of the Board
MARK SHAPIRO
President and Chief Executive Officer

SIX FLAGS, INC.
1540 Broadway
New York, NY 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2007

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Six Flags, Inc. (the “Company”) will be held at The Waldorf-Astoria, located at 301 Park Avenue, New York, New York, 10022, on Monday, May 21, 2007, at 9:00 a.m., E.D.T., for the following purposes, all as more fully described in the attached Proxy Statement:

1.                To elect nine directors to serve for the ensuing year and until their respective successors are elected and qualified;

2.                To ratify the selection by the Audit Committee of the Company’s Board of Directors of KPMG LLP as independent public accountants of the Company for the year ending December 31, 2007;

3.                To approve the adoption of the Company’s 2007 Stock Option and Incentive Plan; and

4.                To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on April 4, 2007, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this Proxy Statement and submit your proxy as soon as possible. You may submit your proxy by marking, signing, dating and returning the enclosed proxy card in the pre-addressed envelope provided (to which no postage need be affixed if mailed in the United States). The proxy is revocable by you at any time prior to its exercise and will not affect your right to vote in person in the event you attend the meeting or any adjournment thereof.

BY ORDER OF THE BOARD OF DIRECTORS,
WALTER S. HAWRYLAK
Secretary

New York, New York
Dated: April 18, 2007

SIX FLAGS, INC.
1540 Broadway
New York, NY 10036

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2007

This Proxy Statement and the accompanying proxy card are being furnished to holders of common stock (the “stockholders”) of SIX FLAGS, INC. (the “Company” or “we” or “us”) in connection with the solicitation of proxies by the Board of Directors for use in voting at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at The Waldorf-Astoria, located at 301 Park Avenue, New York, New York, 10022, on Monday, May 21, 2007, at 9:00 a.m., E.D.T., and at any adjournment thereof.

In voting by proxy with regard to the election of directors, stockholders may vote in favor of each nominee or withhold their votes as to each nominee. In voting by proxy with regard to the other proposals, stockholders may vote in favor of the proposal or against, or may abstain from voting. All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in accordance with the directions given and, in connection with any other business that may properly come before the Annual Meeting, in the discretion of the persons named in the proxy.

If no direction is given on a proxy with respect to a proposal, your shares will be voted FOR the election of directors named in Proposal 1, FOR the approval of Proposal 2 (ratification of independent public accountants for the year ending December 31, 2007) and FOR the approval of Proposal 3 (approval of 2007 Stock Option and Incentive Plan). Your proxy may be revoked at any time prior to being voted by: (i) delivering written notice of such revocation to the Secretary of the Company at the above address, (ii) submitting a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting in person.

On or about April 18, 2007, this Proxy Statement and the accompanying proxy card, together with a copy of the Annual Report of the Company for the year ended December 31, 2006, including financial statements, are being mailed to each stockholder of record at the close of business on April 4, 2007 (the “Record Date”).

Whether or not you attend the Annual Meeting, your vote is important. Accordingly, you are asked to sign and return the accompanying proxy. Shares can be voted at the Annual Meeting only if the holder is represented by proxy or is present.

VOTING SECURITIES

The Board of Directors has fixed the close of business on April 4, 2007 as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any adjournment thereof. As of that date, the Company had issued and outstanding 94,684,728 shares of common stock, the Company’s only class of outstanding securities entitled to vote at the Annual Meeting. Each stockholder of the Company will be entitled to one vote for each share of common stock registered in its name on the Record Date.

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting constitutes a quorum at the Annual Meeting. Assuming the presence of a quorum at the Annual Meeting, the affirmative vote of a majority of the shares of common stock represented at the meeting and entitled to vote is required for the election of directors and for each of the other proposals.

Abstention votes and any broker non-votes (i.e., votes withheld by brokers on non-routine proposals in the absence of instructions from beneficial owners) will be counted as present or represented at the Annual Meeting for purposes of determining whether a quorum exists. Under New York Stock Exchange rules, the proposals to elect directors and to approve the appointment of independent auditors are considered “discretionary” items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least 15 days before the date of the meeting. Brokerage firms may not vote in their discretion on the proposal to approve the 2007 Stock Option and Incentive Plan as this proposal is a “nondiscretionary” item. In the event of a broker non-vote with respect to any proposal coming before the meeting caused by the beneficial owner’s failure to authorize a vote on such proposals, the proxy will not be deemed to be present and entitled to vote on those proposals for the purpose of determining the total number of shares of which a majority is required for adoption, having the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matters by reducing the total number of shares from which a majority is calculated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 4, 2007 (except as noted below) as to common stock beneficially owned by (a) each of the Company’s current directors and nominees to serve as directors, (b) each of the named executive officers named in the Summary Compensation Table, (c) all current directors and executive officers of the Company as a group and (d) each person who, to the best of the Company’s knowledge, beneficially owned on that date more than 5% of the outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class (1)
Daniel M. Snyder (2)	11,666,300	12.3%
Mark Shapiro (3)	564,485	*
Jeffrey R. Speed (4)	160,000	*
Mark Quenzel (5)	93,333	*
Louis S. Koskovolis (6)	88,000	*
Andrew M. Schleimer (7)	92,933	*
Charles Elliott Andrews (8)	12,000	*
Mark Jennings (9)	12,000	*
Jack Kemp (10)	15,000	*
Robert J. McGuire (11)	60,000	*
Dwight C. Schar (12)	12,000	*
Harvey Weinstein (13)	12,000	*
Perry Rogers (14)	12,000	*
James F. Dannhauser (15)	—	—
Brian A. Jenkins (16)	—	—
FMR Corp. (17)	15,578,438	14.9%
82 Devonshire Street Boston, Massachusetts 02109
Red Zone LLC (18)	11,421,300	12.1%
Daniel M. Snyder 21300 Redskin Park Drive Ashburn, Virginia 20147
Cascade Investment, L.L.C. (19)	10,810,120	11.3%
William H. Gates III 2365 Carillon Point Kirkland, Washington 98033
Wallace R. Weitz & Company (20)	4,839,100	5.1%
1125 South 103rd Street, Suite 600 Omaha, Nebraska 68124-6008
Citigroup Inc. (21)	9,919,697	10.5%
399 Park Avenue New York, New York 10043
Highbridge International LLC (22)	6,691,171	6.6%
The Cayman Corporate Centre, 4th Floor
27 Hospital Road Grand Cayman, Cayman Islands, British West Indies
Dimensional Fund Advisors LP (23)	7,983,947	8.4%
1299 Ocean Avenue Santa Monica, California 90401
JANA Partners LLC (24)	5,000,000	5.3%
200 Park Avenue, Suite 3300 New York, New York 10166
Tracer Capital Management L.P. (25)	8,000,000	8.4%
540 Madison Avenue 33rd Floor New York, New York 10022
All directors and executive officers as a group (24 persons) (26)	13,352,284	13.9%

                  * Less than one percent.

          (1) Applicable percentage ownership is based on 94,684,728 shares of common stock outstanding as of April 4, 2007. With respect to each person, percentage ownership is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of outstanding shares at such date and the number of shares such person has the right to acquire upon exercise of options that are exercisable on or before June 3, 2007.

          (2) Includes (i) 11,421,300 shares of common stock beneficially owned by Red Zone LLC, a Delaware limited liability company, of which Daniel M. Snyder is the managing member and holder of a controlling interest and (ii) 245,000 shares of common stock underlying options exercisable within 60 days.

          (3) Includes 530,000 shares of common stock underlying options exercisable within 60 days.

          (4) Includes 50,000 shares of common stock and 100,000 shares of common stock underlying options exercisable within 60 days.

          (5) Includes 33,333 shares of common stock and 60,000 shares of common stock underlying options exercisable within 60 days.

          (6) Includes 85,000 shares of common stock underlying options exercisable within 60 days.

          (7) Includes 33,333 shares of common stock and 55,000 shares of common stock underlying options exercisable within 60 days.

          (8) Represents 12,000 shares of common stock underlying options exercisable within 60 days.

          (9) Represents 12,000 shares of common stock underlying options exercisable within 60 days.

    (10) Represents 15,000 shares of common stock underlying options exercisable within 60 days.

    (11) Represents 60,000 shares of common stock underlying options exercisable within 60 days.

    (12) Represents 12,000 shares of common stock underlying options exercisable within 60 days.

    (13) Represents 12,000 shares of common stock underlying options exercisable within 60 days.

    (14) Represents 12,000 shares of common stock underlying options exercisable within 60 days.

    (15) Mr. Dannhauser resigned as Chief Financial Officer effective March 31, 2006. All options granted to him prior to that date expired 90 days after his resignation.

    (16) Mr. Jenkins resigned as Senior Vice President, Finance effective August 5, 2006. All options granted to him prior to that date expired upon his resignation.

    (17) Represents 15,578,438 shares of common stock beneficially owned by Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser. The number of shares of common stock shown includes 2,028,348 shares of common stock into which 1,691,700 shares of the Company’s PIERS held by Fidelity on December 31, 2006 are convertible. Also includes 7,559,053 shares of common stock into which $48,000,000 principal amount of the Company’s 4.50% Senior Convertible Notes due 2015 held by Fidelity on December 31, 2006 are convertible. Edward C. Johnson, Chairman of FMR Corp. and members of the Johnson family may be deemed to form a controlling group with respect to FMR Corp. Beneficial ownership information is based on information contained in an Amendment No. 8 to Schedule 13G, filed with the SEC on February 14, 2007.

    (18) Represents shares of common stock beneficially owned by Red Zone LLC, a Delaware limited liability company, of which Daniel M. Snyder is the managing member and holder of a controlling interest. Beneficial ownership information is based on information contained in a Form 4, filed with the SEC on June 23, 2006.

    (19) Represents shares of common stock beneficially owned by Cascade Investment L.L.C. (“Cascade”), of which William H. Gates III is the sole member. The number of shares of common stock shown includes 599,520 shares of Common Stock into which 500,000 shares of the Company’s PIERS held by Cascade are convertible. Beneficial ownership information is based on information contained in a Schedule 13D, filed on August 31, 2004.

    (20) Represents 4,839,100 shares of common stock held by investment advisory clients of Wallace R. Weitz & Company, a registered investment advisor (“Weitz & Co.”). Wallace R. Weitz serves as President and is the primary owner of Weitz & Co. As a result he may be deemed to be the beneficial owner of the shares of common stock beneficially held by Weitz & Co. Beneficial ownership information is based on information contained in an Amendment No. 2 to Schedule 13G filed with the SEC on January 18, 2007.

    (21) Represents 9,919,697 shares of common stock held by Citigroup Inc., Citigroup Financial Products Inc. and Citigroup Global Markets Holdings Inc. assuming conversion/exercise of certain securities held by such entities, which includes 9,532,824 shares of common stock beneficially owned by Citigroup Global Markets Inc. assuming conversion/exercise of certain securities. Citigroup Financial Products Inc. is the sole stockholder of Citigroup Global Markets Inc. Citigroup Global Markets Holdings Inc. is the sole stockholder of Citigroup Financial Products Inc. and Citigroup Inc. is the sole stockholder of Citigroup Global Markets Holdings Inc. Beneficial ownership information is based on information contained in an Amendment No. 1 to Schedule 13G filed with the SEC on February 8, 2007.

    (22) Represents 245,192 shares of common stock beneficially owned by Highbridge International LLC (“Highbridge International”), Highbridge Master L.P., Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge GP, Ltd. Highbridge GP, LLC, Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca. The number of shares of common stock shown includes 6,445,979 shares of common stock issuable upon conversion of the Company’s 4.50% Senior Convertible Notes due 2015 held by Highbridge International on December 31, 2006. The number of shares of common stock shown also includes 866,142 shares of common stock issuable upon conversion of the Company’s 4.50% Senior Convertible Notes due 2015 held by Highbridge Convertible Arbitrage Master Fund, L.P. on December 31, 2006. Highbridge International is a subsidiary of Highbridge Master L.P. Highbridge GP, Ltd. is the General Partner of Highbridge Master L.P. Highbridge GP, LLC is the General Partner of Highbridge Capital L.P. Highbridge Capital Management, LLC is the trading manager of Highbridge Capital Corporation, Highbridge Capital L.P., Highbridge Master L.P and Highbridge Convertible Arbitrage Master Fund, L.P. Glenn Dubin is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Henry Swieca is a Co-Chief Executive Officer of Highbridge Capital Management, LLC. Beneficial ownership information is based on information contained in an Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2007.

    (23) Represents shares of common stock held by four investment companies registered under the Investment Company Act of 1940 and certain other commingled group trusts and separate accounts as to which Dimensional Fund Advisors LP (formerly, Dimensional Fund Advisors, Inc.) (“Dimensional”) furnishes investment advice or services as investment manager. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares of common stock listed that are owned by the investment companies, trusts and separate accounts. Beneficial ownership information is based on information contained in an Amendment No. 2 to Schedule 13G filed with SEC on February 9, 2007.

    (24) Represents shares of common stock held in various accounts under the management of JANA Partners LLC, a private money management firm. Beneficial ownership information is based on information contained in an Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2007.

    (25) Represents 8,000,000 shares of common stock of which the sole power to vote or direct the vote of all such shares and the sole power to dispose of or direct the disposal of all such shares has been delegated to Tracer Capital Management L.P. for Tracer Capital Offshore Fund Ltd. and other unregistered funds managed by Tracer Capital Management L.P. Riley McCormack and Matt Hastings, as the sole limited partners of Tracer Capital Management L.P. and the sole managing members of TCM and Company, LLC, the general partner of Tracer Capital Management L.P., control Tracer Capital Management L.P. Beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC on February 6, 2007.

    (26) These 24 persons include all current members of the Company’s Board of Directors and all executive officers.

CORPORATE GOVERNANCE

The Board of Directors

Our business, property and affairs are managed under the direction of our Board of Directors (the “Board”). The Board is elected by stockholders to oversee management and to assure that the long-term interests of stockholders are being served. The Board has responsibility for establishing broad corporate policies and for the overall performance of our Company. It is not, however, involved in the operating details on a day-to-day basis. The Board is advised of the Company’s business through discussions with the Chief Executive Officer and other officers of the Company, by reviewing reports, analyses and materials provided to them and by participating in Board meetings and meetings of the committees of the Board.

The Board has four regularly scheduled meetings during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. Directors are expected to attend all scheduled Board and committee meetings and annual meetings of stockholders. During the year ended December 31, 2006, the Board held 6 meetings and acted by written consent 4 times. Each of the directors of the Company attended at least 75% of the meetings of the Board and of the meetings of committees of the Board of which such director was a member that were held during 2006. All of our directors, other than Messrs. Kemp and Weinstein, attended the 2006 Annual Meeting of Stockholders.

The Board only has one class of directors. As a result, all directors are elected each year by our stockholders at the annual meeting. Directors may be removed with or without cause by the holders of a majority of the shares then entitled to vote at an election of directors.

In November 2005, Red Zone LLC completed a successful consent solicitation to, among other things, remove three of our then-current directors, Kieran Burke, James Dannhauser and Stanley Shuman, and elect Daniel M. Snyder, Mark Shapiro and Dwight C. Schar to the Board. Since that time, five additional directors were appointed by the Board in 2006 and our current Board was elected by stockholders in 2006. As a result, the Board currently has nine directors and all nine directors of the Company are being nominated by the Board at the Annual Meeting. See “Proposal 1: Election of Directors.”

Stockholders and other interested parties may contact Jack Kemp, the Lead Independent Director, and the other non-management directors by writing to the Lead Independent Director c/o Six Flags, Inc., 1540 Broadway, New York, New York 10036.

Independence

The Board has affirmatively determined that seven of its nine directors, including all members of its Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, are “independent” within the meaning of our director independence standards. These standards reflect the independence standards adopted by the New York Stock Exchange (“NYSE”). The independent directors are Charles Elliott (C.E.) Andrews, Mark Jennings, Jack Kemp, Robert McGuire, Perry Rogers, Dwight Schar and Harvey Weinstein.

In determining that Mr. Schar is independent, the Board considered the transaction disclosed under “Transactions with Related Persons.” The Board does not believe that the Company’s transaction with Johnny Rockets Group, Inc. will impair Mr. Schar’s independence from management because the relationship between the Company and Mr. Schar, as a result of Mr. Schar’s investment in Johnny Rockets, is not material to Mr. Schar. The Board determined that, among other reasons, the anticipated payments between the Company and Johnny Rockets are not expected to be material to the Company or Johnny Rockets.

None of the independent directors, his affiliates or members of his immediate family, directly or indirectly, receives any fee or payment from the Company or its affiliates other than the director compensation described below or has engaged in any transaction with the Company or its affiliates or has any relationship with the Company or its affiliates which, in the judgment of the Board, is inconsistent with a determination that the director is independent.

During the three years ended December 31, 2006, the Company did not make any charitable contributions to any organization to which any independent director is affiliated, whether as an executive officer, director or otherwise.

Corporate Governance Documents

The Company’s Corporate Governance Principles, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Management and the charters of the Board committees provide the framework for the governance of the Company.

Corporate Governance Principles

The Corporate Governance Principles cover, among other things, the functions of the Board, the qualifications of directors, director independence, selection process for new directors, Board committees, compensation of the Board and the succession plan for the chief executive officer and other senior executives.

Code of Business Conduct and Ethics

We have adopted and maintain a Code of Business Conduct and Ethics that covers all directors, officers and employees of the Company and its subsidiaries. The Code of Business Conduct and Ethics requires, among other things, that the directors, officers and employees exhibit and promote the highest standards of honest and ethical conduct; avoid conflicts of interest; comply with laws, rules and regulations; and otherwise act in our best interest.

Code of Ethics for Senior Financial Officers

We have also adopted and maintain a separate Code of Ethics for Senior Financial Officers that imposes specific standards of conduct on persons with financial reporting responsibilities at the Company. Each of our senior financial officers is required to annually certify in writing his or her compliance during the prior year with the Code of Ethics for Senior Financial Officers.

We intend to post amendments to or waivers from our Code of Business Conduct and Ethics and our Code of Ethics for Senior Financial Officers on our website at www.sixflags.com. No such amendment or waiver has been made or granted prior to the date of this Proxy Statement.

Availability of Corporate Governance Documents

Our Corporate Governance Principles, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Management and charters of the committees of our Board are available on our website at www.sixflags.com. A printed copy is available, without charge, by sending a written request to: Six Flags, Inc., 1540 Broadway, New York, New York 10036, Attention: Secretary.

Board Committees

The Board has designated an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Executive Committee. The membership of the committees as of April 1, 2007 and the function of each committee are described below.

Director	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee		Executive Committee
C.E. Andrews	X	**
Mark Jennings			X		X
Jack Kemp					X
Robert J. McGuire	X						X	*
Perry Rogers	X		X
Dwight C. Schar					X	*
Mark Shapiro							X
Daniel M. Snyder							X
Harvey Weinstein			X	*

*                    Chairman

**             Chairman and Audit Committee Financial Expert

Executive Committee

The Executive Committee serves primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by Delaware law to the Board. The Executive Committee did not meet during 2006. The current members of the Executive Committee are Messrs. Snyder, Shapiro and McGuire.

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process, including, review of the internal audit function, the financial reports and other financial information we provide to the public, our systems of internal accounting, financial and disclosure controls, the annual independent audit of our financial statements, our legal and regulatory compliance and our safety programs as established by management. In discharging its duties, the Audit Committee, among other things, has the sole authority to appoint (subject to stockholder ratification), compensate (including fee pre-approvals), evaluate and replace our independent auditors and oversee their scope of work, independence and their engagement for any other services. The Audit Committee meets independently with those persons performing our internal auditing function, as well as our independent auditors and senior management.

The Audit Committee held 10 meetings during 2006. A copy of the Audit Committee charter is available to stockholders on our website at www.sixflags.com. All members of the Audit Committee are independent within the meaning of SEC regulations and the NYSE requirements. In addition, the Board has determined that C.E. Andrews is qualified as an audit committee financial expert under SEC regulations and that all members of the Audit Committee have the accounting and related financial management expertise required by the NYSE. Members of the Audit Committee may not serve on the audit committee of more than three public companies, including the Company, unless the Board has determined that such simultaneous service would not impair the ability of such member to effectively serve on the Audit Committee. None of the members of the Audit Committee serve on the audit committee of more than three public companies.

Compensation Committee

The Compensation Committee, among other duties, (i) is responsible for establishing and reviewing our overall compensation philosophy; (ii) determines the appropriate compensation levels for the Company’s executive officers (which includes the review and approval of corporate goals and objectives used in determining executive officer compensation); (iii) reviews all incentive compensation and equity-based compensation plans, benefit plans and new executive compensation programs and oversees the administration of such plans; (iv) grants awards of shares or stock options pursuant to our equity-based plans; and (v) reviews broadly employee salary levels.

The Compensation Committee meets at least annually with the Chief Executive Officer and any other corporate officers as the Compensation Committee deems appropriate while it is determining the performance criteria and compensation levels of key executive officers. As part of this process, the Chief Executive Officer provides annual performance reviews and compensation recommendations for each of the executive officers who reports directly to him. The Compensation Committee also considers competitive market data, including compensation packages available at a comparable group of peer companies, in making final determinations regarding the compensation of the executive officers. In 2006, the entire Board reviewed and approved the  compensation for the Chief Executive Officer and other executive officers named in the Summary Compensation Table (the “named executive officers”).

The Compensation Committee may form and delegate any of its responsibilities to a subcommittee so long as such subcommittee is solely comprised of Compensation Committee members. No such delegation was made in 2006. In addition, the Compensation Committee has the direct responsibility for the appointment, termination, compensation and oversight of any compensation and benefit consultants retained by the Company in respect of executive compensation. The Compensation Committee retained Mercer Human Resource Consulting as compensation consultants to develop a compensation proposal for the Chairman of the Board, the Chief Executive Officer and the independent directors.

The Compensation Committee met 7 times during 2006 and acted by written consent one time. A copy of the Compensation Committee charter is available to stockholders on our website at www.sixflags.com. Our Board has determined that each member of the Compensation Committee is a “Non-Employee Director” as defined in the Securities Exchange Act of 1934, as amended, and meets the independence requirements of the NYSE and the “outside director” requirements of Section 162(m) of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee serves, or has served, as an officer or employee of the Company. In addition, no interlocking relationship exists between our Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting. The Nominating and Corporate Governance Committee also advises and makes recommendations to the Board on all matters concerning directorship practices, including compensation for non-employee directors, and recommendations concerning the functions and duties of the committees of the Board. The Nominating and Corporate

Governance Committee developed and recommended to the Board the Company’s Corporate Governance Principles and reviews, on a regular basis, the overall corporate governance of the Company.

The Nominating and Corporate Governance Committee met two times during 2006. A copy of the Nominating and Corporate Governance Committee charter is available to stockholders on our website at www.sixflags.com. All members of the Committee are independent within the meaning of the NYSE requirements.

Communications with the Board of Directors

Stockholders who wish to communicate with the Board may do so by writing to a specific director, including the Lead Independent Director, or to the entire Board at the following address: Board of Directors—Stockholder Communications, c/o Six Flags, Inc., 1540 Broadway, New York, NY 10036, Attention: Secretary. The Secretary will forward all such communications to the directors to whom they are addressed.

Meetings of Independent Directors

The Board schedules at least four meetings a year for the independent directors outside the presence of any member of management. The independent directors may meet in executive session at such other times as determined by the Lead Independent Director. At each executive session, the Lead Independent Director, Jack Kemp, or, in his absence, one of the other independent directors will chair that executive session.

Nomination Process

Role of the Nominating and Corporate Governance Committee

The Board has adopted a set of Corporate Governance Principles which includes qualification criteria that the Nominating and Corporate Governance Committee (the “Committee”) uses to identify individuals it believes are qualified to become directors. In making recommendations of nominees pursuant to the Corporate Governance Principles, the Committee believes that candidates should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. The Committee also evaluates whether a candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. The Committee endeavors to have a Board representing diverse experience at policy-making levels in both the private and public sector as well as diversity with respect to gender, race and ethnicity. In assessing whether a candidate has the appropriate time to devote to Board service, the Committee will consider the number of boards of directors on which such candidate already serves. Although candidates must be committed to serving on the Board for an extended period of time, the Board does not believe that directors should expect to be routinely renominated annually.

After identifying the qualified individuals and conducting interviews, as appropriate, the Committee will recommend the selected individuals to the Board. The Committee uses the same process to evaluate all candidates, whether they are recommended by us or by one or our stockholders.

The Committee may retain a director search firm to help identify qualified director candidates.

Candidates Proposed by Stockholders for Consideration by the Committee

The Committee has a policy to consider recommendations for director candidates submitted by stockholders. A stockholder recommending an individual for consideration by the Committee must provide (i) evidence in accordance with Rule 14a-8 of compliance with the stockholder eligibility requirements, (ii) written consent of the candidate(s) for nomination as a director, (iii) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director and (iv) all information regarding the candidate(s) and the stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board, including, without limitation, name, age, business and residence address and principal occupation or employment during the past five years. Stockholders wishing to recommend director candidates for consideration by the Committee should send the required information to the Secretary or Lead Independent Director, c/o Six Flags, Inc., 1540 Broadway, New York, NY 10036. In order to be considered by the Committee, nominations for directors to be elected at the 2008 annual meeting must be received no later than December 20, 2007.

Stockholder Nominations

In addition, our Amended and Restated By-Laws permit a stockholder to nominate one or more persons for election as directors at an annual meeting if written notice of that stockholder’s intent to make the nomination has been given to the Secretary of the Company not less than 90 days nor earlier than 120 days before the first anniversary of our previous annual meeting. In order to be considered timely for the 2008 annual meeting, notice of a stockholder’s intent to make a nomination at the meeting must be given to the Company no earlier than January 25, 2008 and no later than February 25, 2008. If the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, then the written notice must be given not earlier than 120 days prior to such annual meeting and not later than the later of 90 days prior to such annual meeting or the tenth day following our first public announcement of such annual meeting date. In the case of an election to be held at a special meeting of stockholders, notice must be given not earlier than 120 days prior to such special meeting and not later than the later of 90 days prior to such special meeting or the tenth day following our first public announcement of the date of the special meeting. The notice shall include all information relating to such nominee that is required to be disclosed in a proxy statement, including, without limitation, the name and address of the nominee, and the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. The notice shall also include, as to the stockholder submitting the nomination, (i) such person’s name and address; (ii) the class and number of shares of our capital stock that are owned beneficially and of record; (iii) a representation that the stockholder is entitled to vote at the meeting and intends to nominate the person; (iv) a representation as to whether the stockholder intends, or is part of a group which intends, to deliver a proxy statement or otherwise solicit proxies from stockholders. We may require any proposed nominee to furnish other information as it may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company.

2006 NON-EMPLOYEE DIRECTOR COMPENSATION

Annual compensation for non-employee directors for 2006 was comprised of cash compensation and equity compensation, which consisted of stock options. Each of these components is described in more detail below. Employee directors do not receive any compensation in connection with their director service.

The following table provides summary compensation information for each director for the year ending December 31, 2006:

	Fees Earned or
Name	Paid in Cash ($)	Option Awards ($) (1) (2) (3)	Total ($)
C.E. Andrews	70,000	68,381	138,381
Mark Jennings	60,000	68,381	128,381
Jack Kemp	70,000	85,060	155,060
Robert J. McGuire	60,000	200,062	260,062
Perry Rogers	52,083	66,715	118,798
Dwight C. Schar	50,000	68,381	118,381
Daniel M. Snyder	—	1,939,338	1,989,338
Harvey Weinstein	60,000	68,381	128,381

(1)          The dollar value represents the amount recognized in 2006 for financial statement reporting purposes in accordance with FAS 123(R). The assumptions used in such valuation are discussed in detail in Note 1(o) to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(2)          The grant date fair value of each equity award granted to each non-employee director in 2006 is set forth in the following table:

	Grant Date Fair Value ($)
Name	January 11, 2006	March 28, 2006
C.E. Andrews	53,200	58,900
Mark Jennings	53,200	58,900
Jack Kemp	53,200	88,350
Robert J. McGuire	53,200	58,900
Perry Rogers	—	117,800
Dwight C. Schar	53,200	58,900
Daniel M. Snyder	3,192,000	—
Harvey Weinstein	53,200	58,900

(3)          The aggregate number of stock and option awards outstanding as of December 31, 2006 for each non-employee director is set forth in the following table:

Name	Total (#)
C.E. Andrews	20,000
Mark Jennings	20,000
Jack Kemp	25,000
Robert J. McGuire	60,000
Perry Rogers	20,000
Dwight C. Schar	20,000
Daniel M. Snyder	600,000
Harvey Weinstein	20,000

Description of Non-Employee Director Compensation

Pursuant to our Corporate Governance Principles, the Nominating and Corporate Governance Committee and, beginning in 2007, the Compensation Committee, consulting with each other, are responsible for recommending to the Board compensation and benefits for non-employee directors. In discharging this duty, the committees are guided by three goals: (i) compensation should fairly pay directors for work required in a company of Six Flags’ size and scope; (ii) compensation should align directors’ interests with the long-term interests of stockholders; and (iii) the structure of the compensation should be simple, transparent and easy for stockholders to understand. At the end of each year, the Nominating and Corporate Governance Committee has reviewed non-employee director compensation and benefits. During the first quarter of 2006, the Board modified its non-employee director compensation policies to permit the Company to award additional fees to the chairs of the Board committees and to the Lead Independent Director. The Board retained Mercer Human Resource Consulting to advise on the appropriate level of compensation for the Chairman of the Board based upon a peer group review.

During 2006, directors who were not employees of the Company or any of its subsidiaries received compensation for their service on the Board and were eligible to participate in certain of the Company’s various Stock Incentive and Option Plans, each as described below. Messrs. Andrews, Jennings, Kemp, McGuire, Rogers, Schar, Snyder and Weinstein are currently deemed non-employee directors. As President and Chief Executive Officer of the Company, Mr. Shapiro is not compensated for serving as a director on the Board.

Cash Compensation

We pay the following cash compensation to non-employee directors in a lump sum payment at the beginning of the fiscal year:

•       $50,000 annual fee;

•       an additional $10,000 fee for the Chairman of each Board committee, other than the Audit Committee; and

•       an additional $20,000 fee for the Chairman of the Audit Committee and the Lead Independent Director.

We do not award meeting fees for attendance at Board or committee meetings.

Equity Compensation

We also award the following equity compensation to non-employee directors, other than Mr. Snyder, at the beginning of the fiscal year:

•       stock options to purchase 20,000 shares of our common stock; and

•       additional stock options to purchase 5,000 shares of our common stock for the Lead Independent Director.

On January 11, 2006, Mr. Snyder was awarded a one-time grant of stock options to purchase 600,000 shares of our common stock as consideration for his service as Chairman of the Board. In all years subsequent to this initial issuance, Mr. Snyder will receive stock options to purchase 25,000 shares of our common stock.

The stock options granted to the non-employee directors were awarded under and pursuant to the 2004 Stock Option and Incentive Plan, except for the stock options granted to Mr. Andrews, which were awarded under and pursuant to the 2001 Stock Option Plan for Directors. All stock options awarded to non-employee directors vest in accordance with the following schedule: 20% vest on the date of grant and 20% vest on each of the first four anniversaries of the date of grant. The stock options granted in 2006 have a term of ten years.

Directors are entitled to participate in the following Company plans:  the 2001 Stock Option and Incentive Plan, the 2004 Stock Option and Incentive Plan, the 2006 Stock Option and Incentive Plan and the Directors’ Stock Option Plan. Each of these plans provides for equity grants on terms substantially equivalent to the proposed 2007 Stock Option and Incentive Plan. See “Proposal 3:  Approval of the 2007 Stock Option and Incentive Plan.”

PROPOSAL 1:  ELECTION OF DIRECTORS

At the Annual Meeting, nine directors are to be elected to serve for the next year and until their respective successors are elected and qualified. Each of the listed persons has consented to be named as a nominee and to serve as a director if elected. Should any of the listed persons be unable to accept nomination or election (which the Board does not expect), it is the intention of the persons named in the enclosed proxy to vote for the election of such persons as the Board may recommend. Proxies cannot be voted for a greater number of persons than the number of nominees named. The election of directors requires a majority vote of the shares of common stock represented at the Annual Meeting.

The number of directors of the Company is presently fixed at eleven. The Board has not filled the remaining two vacancies on the Board. The Board and the Nominating and Corporate Governance Committee continues to consider qualified director candidates from time to time and whether there is a need to fill the vacancies. As a result, the Board recommends the election of two fewer directors than the number fixed in our By-laws.

Information Concerning Nominees

Name	Age As of April 1, 2007	Position(s) With the Company
Charles Elliott Andrews	55	Director
Mark Jennings	44	Director
Jack Kemp	71	Director
Robert J. McGuire	70	Director
Perry Rogers	38	Director
Dwight C. Schar	65	Director
Mark Shapiro	36	CEO, President and Director
Daniel M. Snyder	42	Chairman of the Board
Harvey Weinstein	54	Director

Charles Elliott Andrews, Director.   Mr. Andrews has served as a Director of the Company since January 2006. Since February 2003, Mr. Andrews has been the Executive Vice President and Chief Financial Officer at SLM Corporation (Sallie Mae), with responsibilities for Finance, Accounting and Risk Management. Prior to joining Sallie Mae, Mr. Andrews was a partner at Arthur Andersen from September 1984 to February 2003.

Mark Jennings, Director.   Mr. Jennings has served as a Director of the Company since January 2006. Since September 1996, Mr. Jennings has been the Managing Partner and co-founder of Generation Partners, a $325 million private investment firm that acquires and provides growth capital to companies primarily in the business and information services, healthcare and media & entertainment sectors. Prior to founding Generation Partners, Mr. Jennings was a Partner at Centre Partners, a private equity firm affiliated with Lazard Freres, and prior to that, he was employed at Goldman Sachs & Co. Through Generation and predecessor firms, he has invested in more than 50 companies and has served on the Board of Directors of 21 companies, including inVentiv Health.

Jack Kemp, Director.   Mr. Kemp has served as Director of the Company since January 2006. Since 2003, Mr. Kemp has been the chairman of Kemp Partners, a strategic consulting firm he founded in July 2002. He has served as a director of Oracle Corporation since December 1996. Mr. Kemp also serves as a director of Hawk Corporation, CNL Hotels and Resorts, Inc. and InPhonic, Inc.

Robert J. McGuire, Director.   Mr. McGuire has served as a Director of the Company since May 2003. Since June 2005, Mr. McGuire has been an attorney in private practice in New York. From January 1998 through June 2005, Mr. McGuire served as counsel to Morvillo, Abramowitz, Grand, Iason & Silberburg, P.C., a New York law firm. Prior thereto, he served as Police Commissioner of The City of New York, Chairman and Chief Executive Officer of Pinkerton’s Inc. and President of Kroll Associates Inc. Mr. McGuire also serves as a director of Protection One, Inc. Mr. McGuire is also President of the Police Athletic League, New York City’s largest youth organization.

Perry Rogers, Director.   Mr. Rogers has served as a Director of the Company since March 2006. Since January 1994, Mr. Rogers has served as President of Agassi Enterprises, Inc., a management firm. In addition, since October 2002, Mr. Rogers has served as President of Alliance Sports Management Co., a management firm, and, since March 2004, Mr. Rogers has served as Producer of Entertainment Partners, a television reality series production company. From August 2001 to December 2001, Mr. Rogers was the President of the law firm, Rogers & Wilson, Ltd.

Dwight Schar, Director.   Mr. Schar has served as a Director of the Company since December 2005. Mr. Schar has served as the Chairman of NVR, Inc., one of the largest homebuilders in the United States, for over five years. From 1980 until July 1, 2005, Mr. Schar also served as Chief Executive Officer of NVR, Inc. Mr. Schar is active in the greater Washington community, involved in numerous business and educational groups, as well as on a political level such as National Finance Chair of the Republican National Committee. He is a trustee of the Virginia Commonwealth University, School of Engineering Foundation and was a member of the Virginia Business and Higher Education Council. He was also an appointee to the President’s Advisory Committee on the Arts for the Kennedy Center.

Mark Shapiro, President, Chief Executive Officer and Director.   Mr. Shapiro has served as President, Chief Executive Officer and a Director of the Company since December 2005. From September 2002 to October 2005, Mr. Shapiro served as the Executive Vice President, Programming and Production of ESPN, Inc. From July 2001 to September 2002, he served as Senior Vice President and General Manager, Programming at ESPN. Prior to July 2001, he was Vice President and General Manager of ESPN Classic and ESPN Original Entertainment. From October 2005 until December 2005, Mr. Shapiro served as Chief Executive Officer of Red Zone LLC.

Daniel M. Snyder, Chairman of the Board.   Mr. Snyder has served as Chairman of the Board of the Company since December 2005. Mr. Snyder is an experienced manager of venue-based businesses. Since July 1999, Mr. Snyder has been the Chairman and Principal Owner of the Washington Redskins franchise of the National Football League and FedEx Field Stadium, the team’s wholly-owned 92,000-seat stadium. As one of his key strategies in managing the Washington Redskins, he expanded Redskins sponsorship revenues from $4 million to $48 million and developed significant concession relationships with various vendors through which it sold all concession equipment to Centerplate Food Distribution Company for $16 million, which enabled the Redskins to use the proceeds to pay down its debt. The per capita food spending of Redskins’ customers increased from $9 when Mr. Snyder acquired the team to the current $17.50. Mr. Snyder has transformed the franchise into the most valuable franchise in U.S. sports (according to the Forbes magazine) at over $1.3 billion, increasing annual revenues from $162 million to $300 million. Mr. Snyder was also founder and former Chairman and Chief Executive Officer of Snyder Communications, Inc., an advertising and marketing company formerly listed on the New York Stock Exchange and which had over $1 billion in annual sales. In September of 2000, Snyder Communications, Inc. was successfully sold to Havas Advertising, S.A. for approximately $2.3 billion. Mr. Snyder is Chairman Emeritus of the Board of inVentiv Health, Inc. Mr. Snyder is Managing Member of Red Zebra Broadcasting, LLC, which owns several radio stations in Washington, D.C., Maryland, and Virginia. He is also Managing Member of RedZone Capital Partners LP, a private equity firm.

Harvey Weinstein.   Mr. Weinstein has served as Director of the Company since January 2006. Since October 2005, Mr. Weinstein has been the Co-Chairman of The Weinstein Company LLC, a multi-media company. In 1979, Mr. Weinstein and his brother founded Miramax Film Corp., which has released some of the most critically acclaimed and commercially successful independent feature films, including The Aviator, Finding Neverland, Chicago, Gangs of New York, Shakespeare in Love, Good Will Hunting, Pulp Fiction and My Left Foot. Mr. Weinstein was Co-Chairman of Miramax from 1979 through September 2005. In 2004, Mr. Weinstein was named a Commander of the Order of the British Empire by Queen Elizabeth II in recognition of his contribution to the British film industry. Mr. Weinstein has also produced several award winning shows on Broadway and around the world, including The Producers, Gypsy, La Boheme, Wonderful Town and more recently All Shook Up, Sweet Charity and Dirty Rotten Scoundrels.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED ABOVE.

AUDIT COMMITTEE REPORT

The members of the Audit Committee have been appointed by the Board of Directors. The Audit Committee is governed by a charter that has been approved and adopted by the Board of Directors and which will be reviewed and reassessed annually by the Audit Committee. The Audit Committee is comprised of three independent directors.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s conduct of the Company’s financial reporting process. It does so by reviewing (i) the financial reports and other financial information provided by the Company to any governmental body or to the public, (ii) the Company’s systems of internal controls regarding finance, disclosure, accounting, and legal compliance and (iii) the Company’s auditing, accounting and financial reporting processes generally.

Management is responsible for the preparation and integrity of the Company’s financial statements. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Committee has independently met and held discussions with management and the independent registered public accounting firm.

The following is the report of the Audit Committee of the Company with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2006.

To fulfill its responsibility, the Audit Committee had done the following:

•       The Committee has reviewed and discussed with management the Company’s audited financial statements and management’s assessment of the effectiveness of the Company’s internal controls over financial reporting.

•       The Committee has discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Communications with Audit Committees) regarding the auditors’ judgments about the quality of the Company’s accounting principles as applied in its financial reporting.

•       The Committee has received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP their independence.

Based on the review and discussions referred to above, the Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements and management’s assessment of the Company’s internal controls over financial reporting for the fiscal year ended December 31, 2006 be included in the Company’s Annual Report on Form 10-K for such year for filing with the Securities and Exchange Commission.

C.E. Andrews
Robert J. McGuire
Perry Rogers

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors, which is comprised entirely of independent directors, administers the Company’s executive compensation program. The Compensation Committee determines appropriate compensation levels for the Company’s named executive officers, evaluates compensation plans, policies and programs, and reviews benefit plans for officers and employees.

Compensation Objectives and Philosophy

The goals of the Company’s executive compensation program are to:

•        Provide compensation levels that enable the Company to attract, retain and motivate its executives;

•        Tie individual compensation to individual performance and the success of the Company; and

•        Align executives’ financial interests with those of the Company’s stockholders through equity participation.

The Company’s direct compensation program therefore consists of:

•        Base salary linked to the executive’s role and contributions to the Company;

•        Annual cash bonus for certain executives tied to the Company’s and the individual’s performance; and

•        A long-term incentive compensation program used to focus executive efforts on longer-term performance that will enhance the value delivered to stockholders, including awards of stock options and shares of restricted stock.

Compensation Procedures

A substantial number of the Company’s senior management team, including all of the Company’s currently employed named executive officers, joined the Company during or after December 2005. As a result of Red Zone LLC’s consent solicitation, all but one of the Company’s directors also were replaced or resigned between November 2005 and January 2006. A new Compensation Committee comprised of new directors was formed in January 2006. Fiscal 2006 was therefore a transition year for the Company, including with respect to executive compensation.

In January 2006, the newly-constituted Board retained independent compensation consultant, Mercer Human Resource Consulting (“Mercer”), to advise the Board and the new Compensation Committee with respect to appropriate compensatory terms for the Chief Executive Officer, who joined the Company in December 2005. Mercer developed a proposed compensation package that was benchmarked against those of a peer group that included the following companies: Cedar Fair Entertainment Company, Harrah’s Entertainment, Inc., MGM Mirage, Boyd Gaming Corporation, Las Vegas Sands Corp., Penn National Gaming, Inc., Trump Entertainment Resorts, Isle of Capri Casinos, Inc., Station Casinos, Inc., Ameristar Casinos, Inc. Aztar Corporation, Pinnacle Entertainment, Inc., Starwood Hotels & Resorts Worldwide, Inc., Hilton Hotels Corporation, Interstate Hotels & Resorts, Gaylord Entertainment Company, Vail Resorts, Inc. and Regal Entertainment Group. In January 2006, the Board considered and approved the salary, bonus and equity incentive compensation for the Chief Executive Officer based on the recommendation of Mercer and authorized the newly-formed Compensation Committee to finalize an employment agreement for the Chief Executive Officer incorporating such terms.

At its January 2006, the Board also considered employment terms for the other currently employed named executive officers based on the recommendation of the Chief Executive Officer and on each individual’s respective prior experience, then-current compensation level and qualifications. The Board approved the compensation terms and authorized the Compensation Committee to finalize the terms of employment for the named executive officers in the form of an employment agreement for each officer.

In addition to complying with the terms of the employment agreements for the named executive officers, the Compensation Committee reviews both the Company’s performance and individual contributions during the Compensation Committee’s last regularly scheduled meeting of the year to determine if additional compensation should be awarded. During this meeting, the Chief Executive Officer also provides the Compensation Committee with his performance evaluations of the other named executive officers. Based on such information, and on the need to retain certain key executives, the Compensation Committee has the discretion to approve year-end equity awards.

Total Compensation

The Company intends to provide competitive compensation while offering programs that appropriately motivate the named executive officers to achieve the Company’s business objectives. As a result, the Compensation Committee places emphasis on performance-based compensation and links the level of such compensation to the achievement of the Company’s business objectives. Further, as described more fully below, because the Chief Executive Officer has the most influence over Company performance, a greater percentage of his compensation is performance-based. The Compensation Committee periodically reviews the mix of cash and equity-based compensation to ensure that the mix is appropriate in light of market trends and the Company’s objectives. For 2006, the percentage of total compensation that was equity-based ranged from 3.1% to 55.1% for the named executive officers (other than the Chief Executive Officer), and was 73.6% for the Chief Executive Officer.

Elements of Executive Compensation

Salaries

Salaries are used to provide a fixed amount of compensation for an executive’s work. Although initially established in each named executive officer’s respective employment agreements, the salaries of named executive officers are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance.

Cash Incentive Awards

Named executive officers are awarded an annual cash bonus at the discretion of the Compensation Committee. The employment agreements for each named executive officer, other than Mark Quenzel, provide a minimum annual bonus to which the officer is entitled, although, as described more fully below, the Chief Executive Officer’s annual bonus is subject to the achievement of specific performance goals. The Chief Executive Officer makes recommendations for consideration by the Compensation Committee as to the annual bonus for Mr. Quenzel and whether or not the other named executive officers should receive an annual bonus that exceeds the minimum amounts set forth in their respective employment agreements. The Compensation Committee considers these recommendations as well as Company-wide and individual performance for that year, taking into account both qualitative and quantitative factors in determining annual bonus amounts for the named executive officers. For fiscal 2006, quantitative factors included actual performance against budgeted EBITDA and revenue per capita. The Compensation Committee may also consider, and place additional weight on, the performance of the specific business unit managed by each respective named executive officer. Qualitative factors include initiative, business judgment, level of responsibility and management skills.

The Chief Executive Officer’s employment agreement establishes a target and maximum bonus, both of which are subject to the attainment of specific performance goals, including budgeted EBITDA, budgeted free cash flow, budgeted attendance, budgeted in-park net revenue per capita, real estate sale progress and sponsorship revenues. These performance parameters are weighted as follows: 50% for budgeted EBITDA and 10% for each of the remaining parameters. Pursuant to Mr. Shapiro’s employment agreement, Mr. Shapiro will not receive an annual cash bonus in any year in which actual EBITDA is less than 90% of budgeted EBITDA. If the actual result for any of the other performance parameters is less than 90% of the budgeted performance parameter, then Mr. Shapiro will not receive the portion of the annual cash bonus that reflects such performance parameter. Mr. Shapiro’s annual cash bonus is further adjusted by the amounts by which the actual performance parameters, including budgeted EBITDA, exceed 90% of the budgeted levels.

Long-Term Incentive Awards

The Company’s long-term incentive awards are tied to the Company’s performance and the value of the Company’s common stock over several years. These awards are intended to focus the named executive officers on total stockholder return and to reward the named executive officers’ contribution to the long-term growth and performance of the Company. For 2006, the Company’s long-term incentive award program consisted of stock options and restricted stock. The Compensation Committee awards restricted stock or stock options, or a combination thereof, based on its determination of the relative value of each form of award at the time of grant and the performance and responsibilities of each named executive officer.

•       Stock Options

Stock options are granted under and pursuant to the Company’s various Stock Option and Incentive Plans. The stock options generally have a term ranging from seven to ten years and an exercise price equal to the fair market value of a share of common stock on the date the stock options are granted. The plans define fair market value as the average of the reported “high” and “low” sales prices on the securities exchange on which such shares are then listed or traded. The Compensation Committee has, at times, granted options with a higher exercise price when the closing price of a share of Company common stock on the New York Stock Exchange is higher than the average of the reported “high” and “low” sales price, and such higher price is designated as the exercise price. The Company’s stock price is the primary performance component for stock options because they have no value to the named executive officers unless the market value of the Company’s common stock increases after the grant date. Awards of stock options typically vest 20% upon grant and 20% on the first four anniversaries of such grant date. Stock options awarded for performance are generally determined at the Compensation Committee’s last regularly scheduled meeting of the fiscal year. The effective grant date for such options is typically the same day as the meeting.

•       Restricted Stock

Restricted stock awards are made under and pursuant to the Company’s various Stock Option and Incentive Plans. For all named executive officers who received restricted stock since January 2006, other than the Chief Executive Officer, awards of restricted stock vest one-third on January 1 of each year following the date of grant. For the Chief Executive Officer, the shares of restricted stock awarded pursuant to his employment agreement will vest in equal portions on the third and fourth anniversaries of the date of grant and the shares of restricted stock granted based on 2006 performance will grant on the January 1 of the fourth year after grant. The Compensation Committee determined that a longer vesting cycle is appropriate for the Chief Executive Officer because of his significant influence over the Company’s long-term planning and strategy. Recipients of awards of restricted stock have voting rights and receive dividends on such shares before the awards vest.

Perquisites

The Company provides limited perquisites to named executive officers, certain of which are described below. Compensation paid to the named executive officers with respect to such perquisites is included in the “All Other Compensation” column of the Summary Compensation in accordance with the requirements of the SEC. The Compensation Committee reviews the Company’s policies on executive officer perquisites on an annual basis.

Company Aircraft.   When traveling on Company business, the Chief Executive Officer is entitled to use any aircraft owned or leased by the Company. To the extent there are empty seats available on the aircraft while the Chief Executive Officer is traveling on business, the Chief Executive Officer is entitled to invite family members or others to accompany him on the flight. If other named executive officers are traveling with the Chief Executive Officer on the aircraft and there are empty seats available, the named executive officers may invite family members or others to use the aircraft only with the prior permission of the Chief Executive Officer. Under current IRS rules in connection with a family member’s personal use of the aircraft, the Company imputes income to the named executive officer for an amount based on the Standard Industry Fare Level (“SIFL”) rates set by the Department of Transportation. This imputed income amount is included in a named executive officer’s earnings and reported as W-2 income to the IRS. The Company does not reimburse named executive officers for the taxes paid on such imputed income. For total compensation purposes, the Company values the personal use of corporate aircraft based on the aggregate incremental cost to the Company. The Company does not incur any incremental cost when permitting a named executive officer’s family member or other person to use an otherwise empty seat on the Company’s aircraft.

Car Allowance.   The Company provides a car allowance of $500 per month to Mr. Speed pursuant to Mr. Speed’s employment agreement.

Commute Reimbursement.   Pursuant to Mr. Shapiro’s employment agreement, the Company reimburses Mr. Shapiro for his commuting expenses to and from work.

Life Insurance.   In addition to the Company’s group insurance policies, the Company provides the Chief Executive Officer with term life insurance with a death benefit equal to his base salary and a disability insurance policy that provides for full income replacement for the first 36 months of the Chief Executive Officer’s disability, after which time the standard disability benefit available to senior executives is available to the Chief Executive Officer.

Other Compensation

401(k) Plan and Pension Benefits.   The Company has a qualified, contributory 401(k) Plan. During January 1, 2006 through November 30, 2006, the Company matched 100% of the first 2% and 25% of the next 6% of salary contributions made by employees, including the named executive officers. On December 1, 2006, the Company enhanced the employer match to 100% of the first 3% and 50% of the next 2% of salary contributions made by employees, including the named executive officers. The accounts of all participating employees are fully vested upon completion of four years of service.

As part of the acquisition of the former Six Flags in 1998, the Company assumed the obligations related to the SFTP Defined Benefit Plan (the “Plan”). Over time, the Plan was amended to cover additional employees and certain seasonal workers. The Plan permitted normal retirement at age 65, with early retirement at ages 55 through 64 upon attainment of ten years of credited service. The early retirement benefit was reduced for benefits commencing before age 62. Plan benefits were calculated according to a benefit formula based on age, average compensation over the highest consecutive five-year period during the employee’s last ten years of employment and years of service. The Company determined that it was in the best interests of the Company to freeze the Plan effective March 31, 2006 and to instead offer the enhanced 401(k) Plan as described above. As a result, except for certain collectively bargained employees, participants no longer continue to earn future pension benefits. None of the currently employed named executive officers are participants in the Plan.

Deferred Compensation Plans.   The Company does not have any deferred compensation plans.

Employment/Severance Agreements

All named executive officers have employment agreements with the Company. Post-termination payments with respect to the named executive officers are set forth in their respective employment agreements. Post-termination payments provided under these agreements are triggered if the Company terminates a named executive officer’s employment without cause or the executive terminates his employment for “good reason.”  None of the Company’s employment arrangements with the named executive officers provide for payment solely upon a change of control, except that Mr. Shapiro’s employment agreement provides for the full vesting of any stock options and restricted stock previously granted upon a change of control. In the course of negotiating Mr. Shapiro’s employment agreement, the Compensation Committee concluded that it would be appropriate in order to retain Mr. Shapiro’s services and consistent with Mr. Shapiro’s position as the CEO of a public company that the Company agree to accelerate the vesting of Mr. Shapiro’s equity awards upon a change of control. More detailed information on post-termination compensation is set forth on page 36 of this proxy statement.

Section 162(m) Tax Deductibility

Section 162(m) of the Internal Revenue Code precludes the Company from deducting compensation in excess of $1,000,000, other than qualified performance-based compensation, payable to the Chief Executive Officer and certain other officers. In 2006, the Company exceeded this limitation for Mark Shapiro and certain other executives.

2006 Compensation Decisions

Chief Executive Officer

Mark Shapiro was elected to the Board by the Company’s stockholders on November 29, 2005 in connection with Red Zone LLC’s consent solicitation. A component of Red Zone’s platform was to urge the Board to appoint Mr. Shapiro Chief Executive Officer and President, and such appointment was made on December 13, 2005. Based upon the Mercer presentation, described above, the Compensation Committee approved of a final employment agreement and the Company and Mr. Shapiro entered into such agreement on September 26, 2006. The Company believes that all of the terms described below were necessary, competitive and appropriate to retain an executive of Mr. Shapiro’s talent and experience.

Mr. Shapiro’s base annual salary was $1,000,000 for the fiscal year ending December 31, 2006 and will be $1,300,000 for each year thereafter. Mr. Shapiro will also be entitled to receive an annual bonus, the target of which is $1,300,000 and the maximum of which is $2,600,000, based upon the achievement of certain performance goals as described above. Because actual EBITDA for fiscal 2006 was less than 90% of budgeted EBITDA, Mr. Shapiro did not receive a cash bonus for 2006.

Mr. Shapiro’s employment agreement also provided for immediate grants of 250,000 shares of restricted stock and stock options to purchase 950,000 shares of common stock. The equity awards contain both time-based and performance-based vesting conditions. Subject to Mr. Shapiro’s continuing employment with the Company, 50% of the restricted shares will vest and become free of restrictions upon the third anniversary of the date of grant and the remaining 50% of the restricted shares will vest and become free of restrictions upon the fourth anniversary of the date of grant. With respect to the stock options, subject to Mr. Shapiro’s continuing employment with the Company, (i) 475,000 of the stock options vest and become exercisable as follows: 20% upon grant and 20% on each of the first four anniversaries of the date of grant and (ii) 475,000 of the stock options are subject to performance-based vesting, pursuant to which 237,500 stock options will vest when the price of the Company’s common stock is at or above $12.00 per share for a period of 90 days, provided that such stock options may not be exercised prior to the second anniversary of the date of grant, and 237,500 stock options will vest when the stock price is at or above $15.00 per share for a period of 90 days, provided that such stock options may not be exercised prior to the third anniversary of the date of grant.

The Compensation Committee determined in November 2006 that an additional equity grant should be awarded to Mr. Shapiro in light of the significant progress the Company made under his leadership during a transition year for the Company. The Compensation Committee recognized Mr. Shapiro’s accomplishments during his first year as Chief Executive Officer of the Company, including, without limitation, assembling a new management team, implementing the Company’s new operational plan to maximize stockholder value, which was a key component of Red Zone LLC’s consent solicitation approved by the Company’s stockholders, transforming the Company’s culture and boosting employee morale and motivation. In recognition of these achievements, the Compensation Committee approved a grant of 250,000 shares of restricted stock and 750,000 options. Given the process undertaken by the Company to sell certain of its parks during the fourth quarter of 2006, the Compensation Committee and Board approved these stock options with a future grant date to be at least the second business day after the announcement of the results of the sale process so that the grant date price would reflect the increase in stock price, if any, resulting from such announcement. The stock option grants were therefore approved pursuant to Board authorizations that required that the exercise price be the higher of (i) the average of the high and low sale price of common stock on November 20, 2006, the date of the authorization by the Board and (ii) such average on the second business day following the Company’s announcement of the results of the process undertaken to sell certain parks. In order to grant the stock options and restricted stock on the same date, the grant date of the restricted stock was also delayed. The announcement of the Company’s sale was made on January 11, 2007. As a result, the above equity awards were granted on January 16, 2007 and the stock options have an exercise price of $6.24, the average of the high and low sale price of common stock on January 16, 2007.

Other Named Executive Officers (Currently Employed)

In addition to receiving the base annual salary set forth in each of their respective employment agreements, Messrs. Speed, Koskovolis, and Schleimer were awarded the minimum cash bonus amounts to which they were entitled pursuant to their employment agreements. Based on the Company’s performance during fiscal 2006, the Compensation Committee did not use its discretionary authority to increase the bonus amounts to be paid. The Compensation Committee determined the cash bonus to be awarded to Mr. Quenzel based on, among other factors, the recommendation of the Chief Executive Officer, Mr. Quenzel’s individual performance and contributions to the Company during the year and on the Company’s implementation of its new strategies throughout the year.

In November 2006, the Compensation Committee also considered additional equity grants for the other named executive officers based upon the performance of the business unit that each officer manages and in recognition of such officer’s individual performance and contributions to the Company during the year. The approved awards were as follows:

Name	Restricted Stock (#)	Stock Options (#)
Jeffrey R. Speed	50,000(1)	200,000(1)
Mark Quenzel	—	100,000
Louis S. Koskovolis	—	25,000
Andrew M. Schleimer	—	75,000

(1)   The restricted stock and 50,000 of the stock options were awarded to Mr. Speed pursuant to his employment agreement.

The stock options awarded to these named executive officers had the same terms as those described above with respect to the Chief Executive Officer.

Summary Compensation Table

The following table sets forth certain summary information concerning compensation paid by the Company to (i) the Company’s Chief Executive Officer, (ii) the Company’s Chief Financial Officer and (iii) the Company’s three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of 2006. Also included are the former Chief Financial Officer who left the Company effective March 31, 2006 and one additional individual for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of 2006.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan	Change in Pension Value and Nonquali- ified Deferred Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Mark Shapiro	2006	1,055,192		—	618,114	2,317,295	—	—	—	3,990,601
President and Chief Executive Officer
Jeffrey R. Speed(6)	2006	639,846		300,000	772,163	414,029	—	—	382,432	2,508,470
Chief Financial Officer
James F. Dannhauser(7)	2006	287,692		—	1,300,703	943,400	—	0	5,257,848	7,789,643
Former Chief
Financial Officer
Mark Quenzel	2006	525,000		150,000	528,497	300,533	—	—	—	1,504,030
Executive Vice President,
Park Strategy &
Management
Louis S. Koskovolis	2006	612,500		250,000	—	491,332	—	—	—	1,353,832
Executive Vice President,
Corporate Alliances
Andrew M. Schleimer	2006	476,923		300,000	525,762	278,576	—	—	—	1,581,261
Executive Vice President,
In-Park Services
Brian A. Jenkins (8)	2006	223,662	(9)	—	—	56,979	—	0	1,530,641	1,811,282
Former Senior Vice President, Finance

(1)             The cash bonuses paid to Messrs. Speed, Koskovolis and Schleimer were guaranteed by their employment agreements. The amounts shown include signing bonuses awarded to Mr. Koskovolis ($50,000) and Mr. Schleimer ($200,000). Unlike the other bonuses, the amount for Mr. Quenzel was not dictated by his employment agreement. The amount paid was based on a recommendation of the Chief Executive Officer and was approved by the Compensation Committee and the Board.

(2)             The dollar amount represents the amount recognized in 2006 for financial statement reporting purposes in accordance with FAS 123(R). The weighted average grant date fair value for the shares was $9.58 and the weighted average period over which that cost is expected to be recognized is 2.94 years.

(3)             The dollar amount represents the amount recognized in 2006 for financial statement reporting purposes in accordance with FAS 123(R). With the exception of options to purchase 475,000 shares granted to Mr. Shapiro with a market condition, the estimated fair value of options was calculated using the Black-Scholes option pricing valuation model. For the options with a market condition, the estimated fair value was determined using the Monte Carlo option pricing valuation model. The assumptions used in such valuation are discussed in detail in Note 1(o) to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(4)             The Six Flags, Inc. Pension Plan was “frozen” effective March 31, 2006, pursuant to which participants (excluding approximately 200 union employees) no longer continue to earn future pension benefits. The amounts indicated in this column are comprised of the change in pension value for each named executive officer from the year ended December 31, 2005 to the year ended December 31, 2006. The change in the pension value for Mr. Dannhauser and Mr. Jenkins for 2006 compared to 2005 was a decrease of $24,834 and $15,751, respectively. The present value of accumulated benefits as of December 31, 2005 for Messrs. Dannhauser and Jenkins ($193,237 and $104,496, respectively) assumed they would each continue employment with the Company until they were eligible for unreduced retirement benefits at age 62. The present value of accumulated benefits as of December 31, 2006 for Messrs. Dannhauser and Jenkins ($168,403 and $88,745, respectively) reflects that they are first eligible for unreduced retirement benefits at age 65, rather than age 62. Since both Messrs. Dannhauser and Jenkins terminated employment during 2006, prior to age 55, they are not eligible for early retirement under the Plan. Accordingly, they will be eligible for unreduced benefits under the Plan at age 65, rather than age 62. This change to an assumed commencement age of 65 rather than 62 results in a decrease in the present value of the benefits. See the Pension Benefits table below for additional information, including the present value assumptions used in this calculation.

(5)             The following table sets forth the compensation elements of the “All Other Compensation” column:

Executive	Company Contribution to 401(k) Plan ($)	Automobile Allowance ($)(a)	Life Insurance Premiums ($)	Relocation Allowance ($)		Severance Payment ($)
Jeffrey R. Speed	—	6,231	1,995	374,206	(b)	—
James F. Dannhauser	7,050	—	798	—		5,250,000
Brian A. Jenkins	7,050	—	1,596	100,841	(c)	1,421,154

(a)             Mr. Speed is entitled to a fixed automobile allowance pursuant to his employment agreement.

(b)            Includes a tax gross-up of $108,996.

(c)             Includes a tax gross-up of $6,531.

In addition, to the extent there are empty seats available on the Company’s leased aircraft while the named executive officers are traveling on business, family members of the named executive officers or others may use such seats (with the Chief Executive Officer’s permission for all named executive officers other than the Chief Executive Officer). The Company does not incur any incremental cost related to this benefit.

(6)             Mr. Speed became Executive Vice President in February 2006 and Chief Financial Officer in April 2006.

(7)             Mr. Dannhauser terminated his employment effective March 31, 2006.

(8)             Mr. Jenkins terminated his employment effective August 5, 2006.

(9)             Includes a consulting fee in the amount of $21,739 pursuant to a two-month consulting agreement entered into between the Company and Mr. Jenkins in order to provide an orderly transition of his former duties and responsibilities.

Employment Agreements

All of the current named executive officers have employments agreements that set forth the terms and conditions of their employment with the Company. A summary of each of these agreements (and the agreements of the named executive officers who are no longer employed by the Company) is provided below.

Mark Shapiro

On September 26, 2006, the Company entered into a three-year employment agreement with Mark Shapiro, Chief Executive Officer and President of the Company (the “Shapiro Employment Agreement”). Pursuant to the Shapiro Employment Agreement, Mr. Shapiro has the right to extend the term for two successive one-year periods.

Pursuant to the Shapiro Employment Agreement, Mr. Shapiro is entitled to receive (i) a base salary of $1,000,000 for 2006 and $1,300,000 thereafter and (ii) a bonus equal to a maximum of $2,600,000, with a target bonus of $1,300,000, subject to the attainment of certain performance targets. In addition to the Company’s group insurance policies, Mr. Shapiro is entitled to a term life insurance policy with a death benefit equal to his base salary and a disability insurance policy that provides for full income replacement for the first thirty-six months of Mr. Shapiro’s disability after which time the standard disability benefit available to senior executives applies.

If Mr. Shapiro’s employment is terminated for any reason, the Company will pay Mr. Shapiro his salary through the date of termination or death, any unpaid bonuses for prior fiscal years, any benefits due to him under any Company benefit plans and any payments due to him under any Company program, including insurance policies.

If Mr. Shapiro’s employment is terminated without cause or for good reason (as such terms are defined in the Shapiro Employment Agreement and as described under “Potential Payments Upon Termination” beginning on page 33 hereof), then Mr. Shapiro will be entitled to receive (i) a lump sum cash severance payment equal to the unpaid balance of his annual salary and annual bonuses he would have been paid for the remainder of his term, but in no event less than three times the sum of Mr. Shapiro’s annual salary and annual bonus, based on the highest salary in effect at any time during his employment and the bonus he earned during the year prior to the termination; (ii) his unpaid base salary through the date of termination and any earned but unpaid bonus plus a lump sum cash amount equal to his target bonus for the year terminated on a pro rated basis; (iii) any benefits due under any employee benefit plan and any payments due under the terms of any Company program, arrangement or agreement, excluding any severance program or policy; (iv) continued benefits for three years; (v) payment of any expenses owed to him; (vi) full vesting of all previously granted stock options and restricted stock regardless of whether the time or performance requirements have been satisfied; and (vii) gross-up payments for any excise taxes incurred on payments in excess of a specified threshold.

The Shapiro Employment Agreement also contains a confidentiality provision and a one-year non-compete agreement.

Jeffrey R. Speed

The Company entered into a four-year employment agreement beginning on February 1, 2006 with Jeffrey R. Speed, Chief Financial Officer of the Company (the “Speed Employment Agreement”). Pursuant to the Speed Employment Agreement, Mr. Speed has the right to extend the term for two successive one-year periods.

Pursuant to the Speed Employment Agreement, Mr. Speed is entitled to receive (i) a base salary of $700,000, which will be increased by at least $25,000 per year and (ii) a bonus in an amount determined by the Board but not less than $300,000 for 2006 and at least $250,000 thereafter. During the term of Mr. Speed’s employment, he is entitled to receive stock options to purchase at least 200,000 shares of the Company’s common stock (at least 50,000 annually), which will vest 20% upon grant and 20% on each of the first four anniversaries of the grant date, and at least 200,000 restricted shares (at least 50,000 annually), which will vest and become free of restrictions ratably over a three year period from the date of grant.

If Mr. Speed’s employment is terminated without cause or for good reason (as such terms are defined in the Speed Employment Agreement and as described under “Potential Payments Upon Termination” beginning on page 33 hereof), then Mr. Speed will be entitled to (i) receive a lump sum cash severance payment equal to the unpaid balance of his annual salary and annual bonuses he would have been paid for the remainder of his term, but in no event less than two times the sum of Mr. Speed’s annual salary and annual bonus, based on the highest salary in effect at any time during his employment and the bonus he earned during the year prior to the termination; (ii) full vesting of all previously granted stock options and restricted stock; and (iii) continued benefits for twelve months.

The Speed Employment Agreement contains standard non-disclosure and non-compete requirements.

Mark Quenzel

The Company entered into a four-year employment agreement beginning on December 14, 2005 with Mark Quenzel, Executive Vice President, Park Strategy and Management of the Company (the “Quenzel Employment Agreement”). Pursuant to the Quenzel Employment Agreement, Mr. Quenzel is entitled to receive a base salary of $500,000 and an annual bonus as determined by the Company.

If Mr. Quenzel’s employment is terminated without cause or for good reason (as such terms are defined in the Quenzel Employment Agreement and as described under “Potential Payments Upon

Termination” beginning on page 33 hereof), then Mr. Quenzel will be entitled to (i) receive a lump sum cash severance payment equal to the unpaid balance of his annual salary and annual bonuses he would have been paid for the remainder of his term, based on the highest salary in effect at any time during his employment and the bonus he earned during the year prior to the termination; (ii) full vesting of all previously granted stock options and restricted stock, with a limited exception; and (iii) continued benefits for twelve months.

The Quenzel Employment Agreement contains standard non-disclosure and non-compete requirements.

Louis S. Koskovolis

The Company entered into a four-year employment agreement beginning on January 23, 2006 with Louis S. Koskovolis, Executive Vice President, Corporate Alliances of the Company (the “Koskovolis Employment Agreement”). Pursuant to the Koskovolis Employment Agreement, Mr. Koskovolis is entitled to receive a base salary of $650,000 and an annual bonus in an amount determined by the Company but not less than $200,000 for 2006 and $250,000 thereafter.

If Mr. Koskovolis’ employment is terminated without cause or for good reason (as such terms are defined in the Koskovolis Employment Agreement and as described under “Potential Payments Upon Termination” beginning on page 33 hereof), then Mr. Koskovolis will be entitled to (i) receive a lump sum cash severance payment equal to the unpaid balance of his annual salary and annual bonuses he would have been paid for the remainder of his term, based on the highest salary in effect at any time during his employment and the bonus he earned during the year prior to the termination; (ii) full vesting of all previously granted stock options; and (iii) continued benefits for twelve months.

The Koskovolis Employment Agreement contains standard non-disclosure and non-compete requirements.

Andrew M. Schleimer

The Company entered into a four-year employment agreement beginning on January 18, 2006 with Andrew M. Schleimer, Executive Vice President, In-Park Services of the Company (the “Schleimer Employment Agreement”). Pursuant to the Schleimer Employment Agreement, Mr. Schleimer is entitled to receive a base salary of $500,000 and an annual bonus in an amount determined by the Company but not less than $100,000.

If Mr. Schleimer’s employment is terminated without Cause or for Good Reason, as such terms are defined in the Schleimer Agreement, then Mr. Schleimer will be entitled to receive substantially similar severance benefits as described above for Mr. Quenzel.

The Schleimer Employment Agreement contains standard non-disclosure and non-compete requirements.

James F. Dannhauser

On December 31, 2003, the Company entered into a three-year employment agreement with James F. Dannhauser, Chief Financial Officer (the “Dannhauser Employment Agreement”), which replaced the prior employment agreement which terminated on that date. Mr. Dannhauser’s employment with the Company was terminated effective March 31, 2006. The following is a summary of the Dannhauser Employment Agreement, as amended, as in effect at the time of termination.

Pursuant to the Dannhauser Employment Agreement, during 2006, Mr. Dannhauser was entitled to an annual salary of $850,000. The Dannhauser Employment Agreement also provided for an annual bonus based on a specified formula based on the amount by which the Company’s EBITDA exceeds budgeted amounts. No such bonus payment was made in respect of 2006. Pursuant to the Dannhauser Employment Agreement, on January 2, 2004, Mr. Dannhauser was granted (i) options to purchase 170,000 shares of common stock, which were to vest in four equal annual installments, commencing on January 2, 2005 and (ii) 175,000 shares of restricted common stock. Mr. Dannhauser was also entitled to receive on each of January 2, 2005, January 2, 2006, and December 31, 2006, options to purchase 75,000 shares of common stock (the “Dannhauser Subsequent Options”) and on each of January 2, 2005, January 2, 2006, and January 2, 2007 an additional 25,000 shares of restricted stock (the “Dannhauser Additional Restricted Shares”). All options were for a term of seven years and had an exercise price equal to the market price of the common stock on the grant date.

Pursuant to the Dannhauser Employment Agreement, in the event of a “Change of Control” of the Company (as defined in the indentures governing the Company’s public debt), (i) all unissued restricted shares would be immediately issued and all restrictions on restricted shares would immediately lapse and (ii) all ungranted options would be immediately granted and all options would immediately vest. If the executive’s employment was terminated by the Company without “cause” (as defined in the Dannhauser Employment Agreement), other than due to death or disability, or if such employment was terminated by the executive due to a Constructive Termination Without Cause (as defined in the Dannhauser Employment Agreement), irrespective of whether there had been a Change of Control of the Company, in addition to the awards and acceleration of vesting described in the immediately preceding sentence, the Company would have been required to pay such executive a lump sum amount equal to three times the sum of (i) his base salary earned in the year prior to termination and (ii) the greater of the bonus earned in the year prior to termination and the average of the bonuses paid in the three years prior to termination.

Pursuant to an amendment to the Dannhauser Employment Agreement dated December 23, 2005, upon the termination of Mr. Dannhauser’s employment, Mr. Dannhauser received on March 31, 2006 (i) $5.25 million (net of required withholdings) on March 31, 2006; (ii) the 75,000 Dannhauser Subsequent Options that had not previously been granted; and (iii) the 25,000 Dannhauser Additional Restricted Shares that had not previously been granted. In addition, all options (including the Dannhauser Subsequent Options) and restricted shares (including Dannhauser Additional Restricted Shares) became fully vested as of March 31, 2006. Any unexercised Dannhauser Subsequent Options expired 90 days from the grant date.

In addition, pursuant to his amended agreement, Mr. Dannhauser was entitled to (i) continued participation in all benefit plans then in effect through June 30, 2006; (ii) payment of his base salary through March 31, 2006; (iii) payment of any amounts earned, accrued or owing but not yet paid under the Dannhauser Employment Agreement; (iv) other or additional benefits in accordance with applicable plans and programs of the Company; and (v) excise tax gross-up payments to the extent applicable, as provided pursuant to Section 10(g) of the Dannhauser Employment Agreement.

The amendment to the Dannhauser Employment Agreement also includes mutual non-disparagement covenants and provisions pursuant to which, effective as of the date of March 31, 2006, (i) the Company released Mr. Dannhauser from all claims that (a) are based upon a theory of gross negligence or any lesser standard of culpability or (b) arise under the Dannhauser Employment Agreement and (ii) Mr. Dannhauser released the Company and all of its affiliates from all claims for compensation and benefits other than pursuant to the Dannhauser Employment Agreement and each other benefit plan or arrangement in which Mr. Dannhauser had participated.

Brian A. Jenkins

On July 21, 2005, the Company entered into a severance agreement with Brian A. Jenkins, a Senior Vice President (the “Severance Agreement”). Under the terms of the Severance Agreement, Mr. Jenkins was entitled to a cash severance payment equal to the sum of one year of base salary at the highest annual base salary rate in effect for him at any time on or after July 21, 2005 through the termination of his employment and the annual bonus for the most recent fiscal year ending prior to such termination. The payment would only become due if both of the following occurred: (a) a change in effective control (as defined in the agreement) of the Company and (b) the termination of such employee’s employment by the Company without cause, or by the employee for good reason, within eighteen months following such a change in effective control (or prior to such a change in effective control if done in anticipation of such change). In addition, in the event the foregoing conditions are met, the Severance Agreement provides for continuing coverage under the Company’s health plans and life insurance policies, if applicable, for one year commencing on Mr. Jenkins’ termination date.

On September 8, 2005, the Company entered into an additional letter agreement with Mr. Jenkins (the “Letter Agreement”). Pursuant to the Letter Agreement, Mr. Jenkins agreed to continue his employment with the Company until at least the earlier of a change in effective control or February 28, 2006 in exchange for (i) a $150,000 bonus paid upon execution of the letter agreement; (ii) an incentive bonus for 2005 (the “2005 Bonus”) equal to the higher of (x) $150,000 or (y) the highest incentive bonus paid to any other Senior Vice President for 2005; (iii) a payment equal to at least the 2005 Bonus plus the amount of severance to which he would have been entitled under his Severance Agreement in the event that he becomes entitled to receive a severance payment pursuant to the Severance Agreement; and (iv) relocation benefits if Mr. Jenkins resigns or is otherwise terminated following a change in effective control.

On January 16, 2006, the Company entered into an employment agreement with Mr. Jenkins (the “Jenkins Employment Agreement”) pursuant to which Mr. Jenkins would serve as Senior Vice President, Finance for four years; provided that Mr. Jenkins may terminate his employment for any reason at any time prior to June 30, 2007 and the Company could terminate Mr. Jenkins’ employment without cause, in each case upon thirty days prior written notice. Under the Jenkins Employment Agreement, Mr. Jenkins was entitled to receive (i) a base salary of $300,000; (ii) a minimum annual bonus of $100,000; and (iii) benefits and perquisites on the same basis as are generally provided to comparable executives.

If Mr. Jenkins’ employment was terminated without cause or for good reason, then the Jenkins Employment Agreement provided for (i) a lump sum severance payment equal to Mr. Jenkins’ then applicable base salary and minimum annual bonus for the period commencing on the date of termination and ending December 31, 2009; (ii) unpaid base salary through the date of termination; (iii) any earned but unpaid bonus for the prior fiscal year; (iv) any benefits due under any employee benefit plan and any payments due under the terms of any program, arrangement or agreement, excluding any severance program or policy ((ii)-(iv) collectively, the “Accrued Amounts”); and (v) full vesting of all stock options previously granted to Mr. Jenkins. If Mr. Jenkins terminated his employment for any reason prior to June 30, 2007, then he would have been entitled to receive (i) the Accrued Amounts; (ii) the greater of (x) the lump sum severance payment equal to Mr. Jenkins’ then applicable base salary and minimum annual bonus for the period commencing on the date of termination and ending December 31, 2009 or (y) the amount Mr. Jenkins was entitled to receive as severance pay under the Severance Agreement and the Letter Agreement; and (iii) such other benefits (other than severance), such as relocation benefits and health and life insurance, provided to Mr. Jenkins pursuant to the Severance Agreement.

As described more fully under “Potential Payments Upon Termination” beginning on page 33 hereof, Mr. Jenkins resigned from the Company, effective August 5, 2006 and was entitled to receive a lump sum severance payment equal to Mr. Jenkins’ then applicable base salary and minimum annual bonus for the period commencing on the date of termination and ending December 31, 2009 and certain other benefits, such as relocation benefits and health and life insurance.

On August 28, 2006, the Company entered into a two month consulting agreement with Mr. Jenkins in order to provide an orderly transition of his former duties and responsibilities. During the two-month term, Mr. Jenkins was paid a consulting fee of $10,000 per month.

Grants of Plan-Based Awards

The following table provides information on equity and non-equity awards granted in 2006 to each of the named executive officers:

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of	All Other Option Awards: No. of Secu- rities Unde-	Exerci- se or Base Price of Option	Grant Date Fair Value of Stock and
Name	Grant Date	Approv- al Date	Thres- hold($)	Target ($)		Maximum ($)		Thres- hold(#)	Target (#)	Maximum (#)	Stock or Units(#)(2)	rlying Opt- ions (#) (3)	Awards ($/Sh)	Option Awards
Mark Shapiro	1/11/06	1/11/06		1,300,000	(1)	2,600,000	(1)				—	475,000	9.21	5.88
	1/11/06	1/11/06							475,000(4)		—	—	—	—
	1/11/06	1/11/06									250,000	—	—	9.21
Jeffrey R. Speed	2/14/06	1/11/06									150,000	—	—	10.27
	2/14/06	1/11/06									—	150,000	10.27	5.61
James F. Dannhauser	1/3/06	12/13/05									25,000	—	—	7.71
	1/3/06	12/13/05									—	75,000	7.71	2.49
	3/31/06	12/13/05									25,000	—	—	10.20
	3/31/06	12/13/05									—	75,000	10.18	0.08
Mark Quenzel	1/11/06	1/11/06									100,000	—	—	9.21
	1/11/06	1/11/06									—	100,000	9.21	5.88
Louis S. Koskovolis	2/14/06	1/11/06									—	200,000	10.27	5.61
Andrew M. Schleimer	1/18/06	1/11/06									100,000	—	—	10.15
	1/18/06	1/11/06									—	100,000	10.16	5.64
Brian A. Jenkins	1/11/06	1/11/06									—	50,000	9.21	5.88

(1)             Under his employment agreement, Mr. Shapiro’s annual cash bonus is based on six performance criteria (“Performance Parameters”): EBITDA (50% weight) and free cash flow, attendance, in-park revenue per capita, sales of non-strategic assets and sponsorship revenue (each with a 10% weight). If actual EBITDA is less than 90% of budgeted EBITDA, no bonus is payable. If the actual result for any of the Performance Parameters (other than EBITDA) is less than 90% of the budgeted Performance Parameter, then Mr. Shapiro will not receive the portion of the annual cash bonus that reflects such Performance Parameter. If actual EBITDA exceeds 110% of budgeted EBITDA, the maximum bonus is payable. If actual performance ranges from 90% of the Performance Parameters to 110% of the Performance Parameters, Mr. Shapiro is entitled to a bonus ranging from 50% of the target bonus listed above to two times such target bonus. Based on these Performance Parameters, Mr. Shapiro did not receive a cash bonus for 2006.

(2)             The shares of restricted stock were granted to Messrs. Shapiro, Speed, Quenzel and Schleimer in connection with the execution of their employment agreements, respectively, under and pursuant to the Company’s 2001 Stock Option and Incentive Plan. Mr. Dannhauser’s grant of restricted stock was made under and pursuant to the Company’s 2001 Stock Option and Incentive Plan in accordance with his amended employment agreement.

(3)             The stock options granted to Messrs. Shapiro, Speed, Quenzel, Koskovolis, Schleimer and Jenkins in connection with the execution of their employment agreements, respectively. Messrs. Speed, Koskovolis and Schleimer received their stock options under and pursuant to the Company’s 1996 Stock Option and Incentive Plan. Messrs. Shapiro, Quenzel and Jenkins received their stock options under and pursuant to the Company’s 2001 Stock Option and Incentive Plan. Mr. Dannhauser’s grant of stock options was made under and pursuant to the Company’s 2001 Stock Option and Incentive Plan.

(4)             Subject to market-based condition.

Of the stock options awarded to Messrs. Speed, Quenzel, Koskovolis, Schleimer and Jenkins, 20% vested on the date of grant and, subject to each of the executive’s continuing employment with the Company, respectively, 20% of the options will vest on each of the first four anniversaries of the date of grant. The stock options have a ten-year term. All restricted shares of common stock awarded to Messrs. Speed, Quenzel and Schleimer will vest and become free of restrictions in equal installments on each of January 1, 2007, January 1, 2008 and January 1, 2009.

The equity awards granted to Mr. Shapiro include market-based and time-based vesting conditions. Subject to Mr. Shapiro’s continuing employment with the Company, 50% of the restricted shares will vest and become free of restrictions upon the third anniversary of the date of grant and the remaining 50% of the restricted shares will vest and become free of restrictions upon the fourth anniversary of the date of grant. With respect to the stock options, subject to Mr. Shapiro’s continuing employment with the Company, (i) 475,000 of the stock options vest and become exercisable as follows: 20% upon grant and 20% on each of the first four anniversaries of the date of grant and (ii) 475,000 of the stock options are subject to market-based vesting, pursuant to which 237,500 stock options will vest when the price of the Company’s common stock is at or above $12.00 per share for a period of 90 days, provided that such stock options may not be exercised prior to the second anniversary of the date of grant, and 237,500 stock options will vest when the stock price is at or above $15.00 per share for a period of 90 days, provided that such stock options may not be exercised prior to the third anniversary of the date of grant.

All of the stock options and shares of restricted stock granted to Mr. Dannhauser became fully vested upon his termination, effective March 31, 2006. Options in respect of 75,000 shares held by Mr. Dannhauser expired by their terms 90 days following his termination.

Upon his resignation in August 2006, options in respect of 80,000 shares held by Mr. Jenkins expired by their terms.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the total outstanding equity awards at December 31, 2006 for each of the named executive officers:

	Option Awards					Stock Awards
			Equity						Equity Incentive
			Incentive					Equity Incentive	Plan Awards:
			Plan Awards:				Market	Plan Awards:	Market or
	Number of	Number of	Number of			Number of	Value of	Number of	Payout Value
	Securities	Securities	Securities			Shares or	Shares or	Unearned	of Unearned
	Underlying	Underlying	Underlying			Units of	Units of	Shares, Units	Shares, Units
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Or Other Rights	or Other Rights
	Options (#)	Options (#)	Unearned	Exercise	Expirat-	Have Not	Have Not	That Have Not	That Have Not
Name	Exercisable	Unxerciseable (1)	Options (#)	Price ($)	ion Date	Vested (#) (2)	Vested ($)	Vested (#)	Vested ($)
Mark Shapiro	95,000	380,000	475,000	9.21	1/11/16	250,000	1,310,000	—	—
Jeffrey R. Speed	30,000	120,000	—	10.27	2/14/16	150,000	786,000	—	—
James F. Dannhauser	—	—	—	—	—	—	—	—	—
Mark Quenzel	20,000	80,000	—	9.21	1/11/16	100,000	524,000	—	—
Louis S. Koskovolis	40,000	160,000	—	10.27	2/14/16	—	—	—	—
Andrew M. Schleimer	20,000	80,000	—	10.16	1/18/16	100,000	524,000	—	—
Brian A. Jenkins	—	—	—	—	—	—	—	—	—

(1)             The vesting dates for the stock options are as follows:

Name	Vesting Dates
Mark Shapiro	20% on date of grant and on each of 1/11/07, 1/11/08, 1/11/09 and 1/11/10
Jeffrey R. Speed	20% on date of grant and on each of 2/14/07, 2/14/08, 2/14/09 and 2/14/10
Mark Quenzel	20% on date of grant and on each of 1/11/07, 1/11/08, 1/11/09 and 1/11/10
Louis S. Koskovolis	20% on date of grant and on each of 2/14/07, 2/14/08, 2/14/09 and 2/14/10
Andrew M. Schleimer	20% on date of grant and on each of 1/18/07, 1/18/08, 1/18/09 and 1/18/10

(2)             The vesting dates for the shares of restricted common stock are as follows:

Name	Vesting Dates
Mark Shapiro	50% on each of 1/11/09 and 1/11/10
Jeffrey R. Speed	Equal installments on each of 1/1/07, 1/1/08 and 1/1/09
Mark Quenzel	Equal installments on each of 1/1/07, 1/1/08 and 1/1/09
Andrew M. Schleimer	Equal installments on each of 1/1/07, 1/1/08 and 1/1/09

Option Exercises and Stock Vested

The following table provides information on option exercises and stock vested in 2006 by each of the named executive officers and the resulting value realized:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)	Acquired on Vesting (#)	on Vesting ($)
Mark Shapiro	—	—	—	—
Jeffrey R. Speed	—	—	—	—
James F. Dannhauser (1)	93,267	964,200	212,501	2,050,052
Mark Quenzel	—	—	—	—
Louis S. Koskovolis	—	—	—	—
Andrew M. Schleimer	—	—	—	—
Brian A. Jenkins	—	—	—	—

(1)          Due to Mr. Dannhauser’s termination of his employment, effective March 31, 2006, all stock options and shares of restricted stock previously awarded to him became fully vested.

Pension Benefits

The Company’s tax-qualified defined benefit pension plan known as the Six Flags, Inc. Pension Plan (the “Plan”) was “frozen” effective March 31, 2006, pursuant to which participants (excluding approximately 200 union employees) no longer continue to earn future pension benefits.

The following table sets forth information on the retirement benefits for the named executive officers that participated under the Plan:

		Number of Years	Present Value of	Payments During
Name	Plan name	Credited Service (#)	Accumulated Benefit ($) (1)	Last Fiscal Year ($)
James F. Dannhauser (2)	Six Flags, Inc. Pension Plan	11.4	168,403	0
Brian A. Jenkins (3)	Six Flags, Inc. Pension Plan	10.4	88,745	0

(1)             Values reflect the actuarial present value of the named executive officer’s accumulated benefit under the Plan as of December 31, 2006. The actuarial present values were determined based upon RP-2000 Mortality Table with a 15-year projection, a discount rate of 5.875%, an assumed retirement age of 65 and that the benefit is payable under a life annuity.

(2)             Mr. Dannhauser resigned as Chief Financial Officer effective March 31, 2006.

(3)             Mr. Jenkins resigned as Senior Vice President, Finance effective August 5, 2006.

For purposes of the Plan, average annual compensation is equal to the average annual salary and bonus over the five highest consecutive years during the final ten years of employment. However, under the Internal Revenue Code, the maximum recognizable compensation for 2006 is $220,000 and the maximum annual defined benefit for 2006 is $175,000. The annual salary and bonus for that year for the named executive officers is indicated in the Summary Compensation Table. None of Messrs. Shapiro, Speed, Quenzel, Koskovolis or Schleimer participated in the Plan. Benefits under the Plan are computed on the basis of a single life annuity and are payable, subject to reduction, in any annuity form permitted under the Plan. Benefits are paid from the trust under the Plan, to the extent permitted by law, and are not subject to reduction for Social Security benefits or other offset amounts.

Non-Qualified Deferred Compensation

The Company does not offer non-qualified defined contribution or other deferred compensation plans to its executive officers.

Potential Payments Upon Termination

Description of Severance Provisions

All of the named executive officers have provisions in their employment contracts providing for separation payments and benefits upon certain types of termination of employment. The Company does not provide for post-termination payments solely in the event of a change of control. The amounts shown and discussed in this section assume that a termination was effective as of December 31, 2006, unless otherwise indicated.

Payments Made Upon Death or Disability

Upon a named executive’s death or disability, other than with respect to Messrs. Shapiro and Speed, such executive (or his estate and/or beneficiaries) would be entitled to receive (i) unpaid base salary through the date of termination; (ii) any earned but unpaid bonus for the prior year and (iii) any benefits due to such executive under any of the Company’s employee benefit plans and any payments due to such executive under the terms of any Company program, arrangement or agreement, excluding any severance program ((i), (ii) and (iii) collectively, the “Accrued Amounts”). All stock options and shares of restricted common stock previously granted to such executive would also fully vest.

In addition to the payments and acceleration of equity awards above, Messrs. Shapiro and Speed would also be entitled to receive any expenses owed to him by the Company. Further, Mr. Shapiro (or his estate and/or beneficiaries) would be entitled to receive a lump sum cash payment equal to his target bonus for the year of termination on a pro-rated basis.

Payments Made Upon Termination for Cause

If the Company terminates a named executive for “cause,” as defined below, such named executive officer would be entitled to receive the Accrued Amounts. Messrs. Shapiro and Speed would also be entitled to receive any expenses owed to him by the Company. Any unvested options and/or shares of restricted common stock previously granted to the executive but not yet vested would not be accelerated.

“Cause” is defined under the employment agreements for Messrs. Koskovolis, Quenzel and Schleimer as follows:

•       executive’s willful and continuing failure to substantially perform his duties;

•       executive’s willful malfeasance or gross neglect in the performance of his duties;

•       executive’s conviction of, or plea of guilty or nolo contendere to, the commission of a felony or a misdemeanor involving moral turpitude;

•       the commission by the executive of an act of fraud or embezzlement against the Company or any affiliate; or

•       executive’s willful breach of any material provision of his employment agreement.

“Cause” is defined under the employment agreements for Messrs. Shapiro and Speed as follows:

•       executive’s willful and continuing failure to substantially perform his duties and such failure is not remedied within 15 days after his receipt of written notice from the Company;

•       executive’s willful malfeasance or gross neglect in the performance of his duties (and with respect to Mr. Shapiro, such malfeasance or neglect results in material harm to the Company);

•       executive’s conviction of, or plea of guilty or nolo contendere to, the commission of a felony or a misdemeanor involving moral turpitude;

•       the commission by the executive of an act of fraud or embezzlement against the Company or any affiliate; or

•       executive’s willful breach of any material provision of his employment agreement and such failure is not remedied within 15 days after his receipt of written notice from the Company (and after the opportunity to appear before the Board, with respect to Mr. Shapiro only).

No act or failure to act by a named executive officer will be considered to be “willful” unless done or omitted to be done by the executive in bad faith or without reasonable belief that the executive’s action or omission was in the best interests of the Company.

Termination Without Cause or For Good Reason

The Company may terminate a named executive officer’s employment without cause and a named executive officer may terminate his employment for “good reason” (as defined below).

In any such event, Messrs. Koskovolis, Quenzel and Schleimer would be entitled to receive (i) the Accrued Amounts; (ii) a lump sum cash severance payment equal to the unpaid balance of the executive’s base salary and annual bonus the executive would have been paid for the balance of the then-current term of his employment agreement (the highest base salary in effect at any time during his employment and the annual bonus received for the most recent completed fiscal year prior to termination would be used for such calculation); (iii) continued health plan coverage for a period of twelve months on the same basis as such coverage is made available to other executive officers; (iv) continued coverage for a period of twelve months under any Company life insurance plan in which the executive had been participating prior to the date of termination; and (v) full vesting of all stock options and shares of restricted common stock previously granted to such executive, except if such termination was for good reason as a result of a relocation.

Mr.  Shapiro would be entitled to receive the same benefits as Messrs. Koskovolis, Quenzel and Schleimer except that (i) in no event may his lump sum cash severance payment be less than three times the sum of (a) his base salary and (b) his annual bonus; (ii) Mr. Shapiro would be entitled to receive continued coverage under health plans, other welfare benefit plans, life insurance and disability insurance policies for thirty-six months and (iii) the vesting of Mr. Shapiro’s equity awards would be accelerated upon a termination for good reason notwithstanding the reason therefor. Mr. Shapiro would also receive (i) a lump sum cash amount equal to his target bonus for the year of termination on a pro-rated basis and (ii) any expenses owed to him by the Company.

Mr.  Speed would be entitled to receive the same benefits as Messrs. Koskovolis, Quenzel and Schleimer except that (i) in no event may his lump sum cash severance payment be less than two times the sum of (a) his base salary and (b) his annual bonus and (ii) the vesting of Mr. Speed’s equity awards would be accelerated upon a termination for good reason notwithstanding the reason therefor. Mr. Speed would also receive any expenses owed to him by the Company.

“Good Reason” is defined under the employment agreements for Messrs. Speed, Koskovolis, Quenzel and Schleimer to mean the occurrence, without such executive’s express written consent, of:

•       an adverse change in the executive’s title (and with respect to Mr. Speed, a change in his duty to report directly to the Chief Executive Officer);

•       a diminution in the executive’s employment duties, responsibilities or authority or the assignment to executive of duties that are materially inconsistent with his position;

•       any reduction in base salary (and with respect to Mr. Speed, any reduction in base salary or annual bonus to an amount less than any minimum amount agreed to in his employment agreement);

•       a relocation of executive’s principal place of employment to a location outside of the New York area (and with respect to Mr. Speed, such relocation would unreasonably increase his commute); or

•       any willful breach by the Company of any material provision of the executive’s employment agreement which is not cured within 15 days after written notice is received from executive.

“Good Reason” is defined under the employment agreement for Mr. Shapiro to mean the occurrence, without such executive’s express written consent, of:

•       an adverse change in the executive’s title or a change in his duty to report directly to the Board with respect to Mr. Shapiro;

•       a diminution in the executive’s employment duties, responsibilities or authority or the assignment to executive of duties that are materially inconsistent with his position;

•       any reduction in base salary, maximum bonus or target bonus set forth in his employment agreement;

•       a relocation of executive’s principal place of employment to a location outside of the New York area that would unreasonably increase his commute;

•       at any time during the term of his employment agreement, the failure to be nominated for election as a director of the Company or the his removal from the Board other than for cause; or

•       any willful breach by the Company of any material provision of the executive’s employment agreement which is not cured within 15 days after written notice is received from executive.

In order to receive the post-employment payments described above, the named executive officers must agree to provisions regarding confidentiality, return of information, noncompetition (one year) and nonsolicitation of any of the Company’s employees, consultants or independent contractors (one year). In addition, in order to receive payments in connection with a termination without cause or for good reason, the named executive must execute a waiver and release of any and all claims with respect to the Company.

Upon a change of control, the Shapiro Employment Agreement provides that all previously granted stock options and shares of restricted common stock will vest.

Potential Payments Upon Termination of Employment or Change of Control

The table below illustrates payments that would be made to a named executive officer if his employment terminates due to a termination for death or disability, for cause, without cause or for good reason. The table only details additional incremental payments that would be owed by the Company to the executive beyond what the named executive officer has already earned.

	Cash Severance Payments	Early Vesting of Restricted Stock (1)		Early Vesting of Stock Options (2)	Continuation of Medical, Dental and Life Insurance
Mark Shapiro
Death or Disability	—	$2,620,000		—	—
For Cause	—	—		—	—
Without Cause or for Good Reason	$7,800,000	$2,620,000		—	$46,614
Change of Control (3)	—	$2,620,000		—	—
Jeffrey R. Speed
Death or Disability	—	$1,048,000		—	—
For Cause	—	—		—	—
Without Cause or for Good Reason	$3,000,000	$1,048,000		—	$14,791
Louis Koskovolis
Death or Disability	—	—		—	—
For Cause	—	—		—	—
Without Cause or for Good Reason	$2,550,000	—		—	$14,126
Mark Quenzel
Death or Disability	—	$524,000		—	—
For Cause	—	—		—	—
Without Cause or for Good Reason	$1,800,000	$524,000	(4)	—	$15,538
Andrew M. Schleimer
Death or Disability	—	$524,000		—	—
For Cause	—	—		—	—
Without Cause or for Good Reason	$1,800,000	$524,000	(4)	—	$7,154

(1)          Awards of restricted stock would vest. The value of such awards on December 31, 2006 is shown at $5.24 per share.

(2)          All stock options would vest. The intrinsic value of the unexercisable options as of December 31, 2006 was $0 because the exercise price of each option was higher than the stock price of $5.24.

(3)          None of the other named executive officers receive any benefit upon a change of control.

(4)          Only in the event of a termination without Cause.

Termination Payments Made By the Company

James F. Dannhauser

Upon the termination of Mr. Dannhauser’s employment, Mr. Dannhauser received (i) $5.25 million (net of required withholdings) on March 31, 2006 and (ii) 75,000 stock options and 25,000 shares of restricted common stock that had not yet been granted under his employment agreement. In addition, all stock options and shares of restricted common stock became fully vested as of March 31, 2006. The total value of such equity awards on that date was $2,149,530. Mr. Dannhauser also received (i) continued participation in all benefit plans then in effect through June 30, 2006, with a value of $8,102; and (ii) payment of his base salary through March 31, 2006.

Brian A. Jenkins

Upon termination of Mr. Jenkins’ employment, Mr. Jenkins received (i) $1,465,055 (net of required withholdings) on September 6, 2006, (ii) continued participation in all benefit plans then in effect, with a value of $15,837 through December 31, 2006; and (iii) payment of his base salary through August 5, 2006.  In addition, Mr. Jenkins will be entitled to relocation expenses in the event he moves from the Dallas, Texas area prior to August 5, 2007.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and Proxy Statement for the 2007 Annual Meeting.

Harvey Weinstein
Mark Jennings
Perry Rogers

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

TRANSACTIONS WITH RELATED PERSONS

Policy and Procedures Regarding Transactions with Related Persons

The Nominating and Corporate Governance Committee has adopted a written policy relating to its review and approval of transactions with related persons in which the amount involved exceeds $120,000. A “related person” includes any director or executive officer of the Company, any person who is the beneficial owner of more than 5% of the Company’s common stock, an immediate family member of any of the foregoing persons and any firm, corporation or other entity controlled by any of the foregoing persons. The Nominating and Corporate Governance Committee reviews and approves all related person transactions in which the amount involved exceeds $120,000. At times, it may be advisable to initiate a transaction before the Nominating and Corporate Governance Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, the Nominating and Corporate Governance Committee must ratify the related person transaction at its next regularly scheduled meeting or the transaction must be rescinded. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Nominating and Governance Committee. In approving any related person transaction, the Nominating and Corporate Governance Committee must determine that the transaction is fair and reasonable and on terms no less favorable to the Company than could be obtained in a comparable arm’s length transaction with an unrelated third party.

Transactions with Related Persons

The following transaction is considered to be a “related person” transaction under our corporate policy and applicable SEC regulations. On February 26, 2007, the Board approved a marketing alliance and sponsorship agreement between the Company and Johnny Rockets Group, Inc., a restaurant chain. As part of the agreement, Johnny Rockets will pay to the Company an annual sponsorship fee and the Company will open and operate Johnny Rockets locations throughout its parks. In addition to an annual sponsorship fee, the Company will receive 95% of the gross sales generated by the Johnny Rockets restaurants at the Company’s parks. Before approving this transaction, the Board was informed that RedZone Capital Partners II LP, a private equity fund managed by RedZone Capital GP LLC, of which Daniel M. Snyder and Dwight Schar are Managing Members, intended to acquire Johnny Rockets after the relationship with the Company was formed. RedZone Capital Partners II has since completed its acquisition of Johnny Rockets. The Board determined, with Mr. Snyder and Mr. Schar recusing themselves, that the proposed transaction was fair and reasonable and was on terms no less favorable to the Company than could be obtained in a comparable arm’s length transaction with an unrelated third party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors and persons who own more than ten percent of the common stock, to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of common stock with the Securities and Exchange Commission (the “SEC”). Officers, directors and greater than ten-percent stockholders are required by SEC rules and regulations to furnish us with copies of all such forms they file.

In connection with the change of substantially all of the directors and executive offices of the Company in early 2006, a substantial number of Forms 3 and 4 were not filed timely. To our knowledge, based solely on our review of the copies of such forms received by us and written representations from certain reporting persons that no additional forms were required for those persons, during 2006 all officers, directors, and greater than ten percent beneficial owners filed the required reports on a timely basis with the following exceptions: (i) Mark Shapiro filed a late Form 4, which covered four transactions; (ii) Michael Antinoro filed a late Form 3, which covered one transaction, and a late Form 4, which covered two transactions; (iii) Kyle Bradshaw filed a late Form 3, which covered one transaction and a late Form 4, which covered two transactions; (iv) James M. Coughlin filed a late Form 4, which covered one transaction; (v) Wendy Goldberg filed a late Form 3, which covered one transaction, and a late Form 4, which covered one transaction; (vi) Walter S. Hawrylak filed a late Form 4, which covered two transactions; (vii) Michael Israel filed a late Form 3, which covered one transaction, and a late Form 4, which covered two transactions; (viii) Louis S. Koskovolis filed a late Form 3, which covered one transaction, and a late Form 4, which covered one transaction; (ix) William Prip filed a late Form 3, which covered one transaction, and a late Form 4, which covered 2 transactions; (x) Mark Quenzel filed a late Form 3, which covered one transaction, and a late Form 4, which covered two transactions; (xi) Andrew M. Schleimer filed a late Form 3, which covered one transaction, and a late Form 4, which covered two transactions; (xii) Jeffrey R. Speed filed a late Form 3, which covered one transaction, and a late Form 4, which covered two transactions; (xiii) Charles Elliot Andrews filed a late Form 3, which covered one transaction, and a late Form 4, which covered two transactions; (xiv) Mark Jennings filed a late Form 3, which covered one transaction, and a late Form 4, which covered two transactions; (xv) Jack Kemp filed a late Form 4, which covered two transactions; (xvi) Robert J. McGuire filed a late Form 4, which covered two transactions; (xvii) Perry Rogers filed a late Form 3, which covered one transaction, and a late Form 4, which covered one transaction; (xviii) Dwight Schar filed a late Form 4, which covered two transactions; (xix) Daniel M. Snyder filed a late Form 4, which covered one transaction; and (xx) Harvey Weinstein filed a late Form 4, which covered two transactions. In addition, Randy Gerstenblatt has not filed a Form 3 or Form 4 with respect to the February 14, 2006 grant of stock options to purchase 50,000 shares of the Company’s common stock.

PROPOSAL 2:  RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

KPMG LLP (“KPMG”), independent public accounting firm, audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2006.

The Audit Committee of the Board of Directors has appointed KPMG to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2007. The ratification requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting. In the event the ratification is not approved, the Audit Committee will reconsider its selection.

A representative of KPMG is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from stockholders.

Audit, Audit-Related and Tax Fees

The following table presents fees for professional services rendered by KPMG for the audit of our annual financial statements for the years ended December 31, 2006 and 2005 and fees billed for audit-related services, tax services and all other services rendered by KPMG for those years. The amount shown for Audit Fees for 2006 and 2005 include the audit of management’s assessment of, and the effectiveness of, our internal controls over financial reporting.

	2006	2005
Audit fees(l)	$2,365,000	$1,315,500
Audit-related fees(2)	$22,500	$21,500
Tax compliance and consulting(3)	$456,000	$412,500
All other	—	—

(1)          Includes $727,750 in fees from audits of the parks sold by the Company on April 6, 2007. Also includes fees associated with registration statements and offerings. Foreign statutory audit fees were converted into US$ using December 31, 2006 exchange rates.

(2)          Audit-related services consisted principally of fees for audits of employee benefit plans.

(3)          Tax fees consisted of fees for tax compliance and consulting services. No such services were provided to any of our employees.

Pre-Approved Services

All audit, audit-related services and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s policy provides for pre-approval of audit, audit-related and internal control-related services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG AS OUR INDEPENDENT PUBLIC ACCOUNTANTS.

PROPOSAL 3:  APPROVAL OF THE 2007 STOCK OPTION AND INCENTIVE PLAN

General

The Board has adopted the Company’s 2007 Stock Option and Incentive Plan (the “Plan”), subject to approval by the Company’s stockholders at the Annual Meeting. A copy of the Plan is attached hereto as Appendix A. The Plan is intended to help the Company to attract, retain and motivate key employees (including officers) of the Company and to attract and retain highly qualified candidates to serve on the Board.

The Plan provides for grants of options (“Options”) to purchase common stock that are intended to qualify as incentive stock options (“Incentive Options”) under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as well as options that will not so qualify (“Non-Qualified Options”). The Plan also provides for (i) grants of stock appreciation rights (“SARs”) and (ii) grants and sales of common stock at incentive prices (“incentive stock awards”).

Grants Under Existing Plans

After giving effect to the issuance in 2007 of stock options to the Company’s executive officers and directors, there are options to purchase 5,005,000 shares of common stock outstanding under the Company’s existing stock option and incentive plans. These options have a weighted average exercise price of $8.55 and a weighted average term to expiration of 7.96 years. There are approximately 897,000 shares of restricted stock outstanding on the date of this Proxy Statement. As of the date of this Proxy Statement, there are approximately 1,100,000 shares available for grant under all existing plans.

Grants Pursuant to the Plan

Under the Plan, the Company will reserve four million (4,000,000) shares of common stock for issuance to key employees of the Company and its subsidiaries and for issuance to non-employee directors of the Company. It is presently expected that Options granted under the Plan generally will have a term of ten years and will become exercisable 20% upon grant and 20% per year in each of the next four years.  Grants that vest over time may provide for accelerated vesting in the event of a “change of control” of the Company.

Background of Stockholder Approval Requirement

Stockholder approval of the Plan is required in order for Options granted under the Plan to qualify as Incentive Options under Section 422 of the Code. The Plan that is to be approved by stockholders must designate the aggregate number of shares that may be issued under the plan and the class of employees eligible to receive options under the plan. Stockholder approval must be obtained within twelve months before or after adoption of the plan by the Board. Stockholder approval also is needed in order for Non-Qualified Options granted under the Plan to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code (described below). Finally, stockholder approval of the Plan is required by NYSE rules. For these reasons, the effectiveness of the Plan is conditioned upon stockholder approval at the Annual Meeting.

Section 162(m) of the Code disallows a tax deduction for annual compensation in excess of $1 million that is paid to certain employees of a corporation whose common stock is subject to the registration requirements of Section 12 of the Exchange Act. This limitation does not apply to “qualified performance-based compensation.”  Pursuant to Treasury Regulation Section 1.162-27 promulgated under Section 162(m) of the Code, grants under the Plan will not satisfy the requirements to be “qualified performance-based compensation” unless stockholders approve the class of employees eligible to receive grants under the Plan, the maximum number of shares with respect to which grants can be made to any one employee under the Plan, the business criteria to be used in making grants (except in the case of Options and SARs that have an exercise price equal to the fair market value of the common stock on the grant date) and sufficient information to enable stockholders to compute the maximum amount of compensation payable to any employee. Another requirement for “qualified performance-based compensation” is that grants under the Plan be made by a compensation committee of the Board consisting solely of two or more “outside directors,” within the meaning of Treasury Regulation Section 1.162-27(e)(3).  Thus, grants by the committee will not qualify as “qualified performance based compensation” under Section 162(m) unless all of the members of the Compensation Committee making the grant qualify as “outside directors,” within the meaning of Treasury Regulation Section 1.162-27(e)(3).

Description of the Plan

The following is a summary of the principal features of the Plan. This summary is qualified in its entirety by reference to the specific provisions of the Plan, the full text of which is set forth in Appendix A to this proxy statement.

Administration of the Plan

The Plan will be administered by the Compensation Committee or such other committee designated by the Board (the “Committee”). The Committee will be appointed by the Board and will consist at all times of at least two members of the Board who are “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3). The Committee will be authorized to interpret the Plan, adopt and amend rules and regulations relating to the Plan, and determine the recipients, form and terms of Options, SARs and incentive stock awards granted under the Plan. All Options, SARs and incentive stock awards will be by evidenced by a written agreement (an “Award Agreement”).

Shares Available

Under the Plan, the maximum number of shares of common stock that may be subject to Options, SARs or incentive stock awards may not exceed an aggregate of 4,000,000 shares. This maximum number of shares will be adjusted in certain events, such as a stock split, reorganization or recapitalization. If a SAR is exercised, the Option that is surrendered in connection with the exercise of the SAR will terminate and the shares subject to that Option will not be available for further issuance under the Plan. If (a) an Option or SAR granted under the Plan is forfeited, terminates or is cancelled for any reason before it is exercised in full, (b) shares sold under the Plan are reacquired by the Company under a right established when the shares were sold, or (c) shares are surrendered by an optionee in payment of the exercise price of an Option or are withheld to satisfy all or a portion of the tax withholding obligations related to an award under the Plan, the shares reserved for such Option or SAR that was forfeited, terminated or cancelled or that were reacquired, surrendered or withheld will again be available for grants under the Plan and will not count toward the maximum number of shares issuable under the Plan.

No one employee may be granted, during any calendar year, Options or other rights, including SARs and incentive stock awards, with respect to, in the aggregate, more than 1,500,000 shares of common stock in the aggregate or granted or sold shares of common stock that are subject to performance goals (described below) for more than 1,500,000 shares, as adjusted on account of certain events, such as a stock split, reorganization or recapitalization. If an Option or SAR granted to an employee under the Plan is forfeited, terminates or is cancelled for any reason before it is exercised in full, or if any shares sold to an employee under the Plan are reacquired by the Company under a right established when the shares were sold, are surrendered by an optionee in payment of the exercise price of an Option or are withheld to satisfy all or a portion of the tax withholding obligations related to an award, the shares reserved for such Option or SAR that was forfeited, terminated or cancelled or that were reacquired, surrendered or withheld will count toward the maximum number of shares issuable to such employee under the Plan. For this purpose, a reduction of the exercise price of an Option is treated as a cancellation of the Option and the issuance of a new Option.

Performance Goals

The Plan permits the Committee to establish Performance Goals for shares of common stock granted or sold under the Plan.  Performance Goals may be described in terms of either Company-wide objectives or departmental or individual objectives and will be based on one or more of the following criteria: earnings before interest, taxes, depreciation and amortization; net income; pretax earnings; operating income; pro forma net income; appreciation in value of shares; total stockholder return; earnings per share; return on equity; return on designated assets; return on capital; economic value added; revenues

(including net revenue per capita and sponsorship revenues); expenses; operating cash flow; free cash flow; cash flow return on investment; operating margin or net profit margin; attendance; or any of the above criteria as compared to the performance of a published or a special index deemed applicable by the Committee.  The Committee may modify the Performance Goals or related targets to take into account changed circumstance, except in the case of a “covered employee” (within the meaning of Section 162(m) of the Code), where such action would result in the loss of the otherwise available exemption under Section 162(m) of the Code.

Eligibility

Key employees (including, but not limited to, officers and directors who are employees) of the Company and its subsidiaries are eligible for grants of Options, SARs and incentive stock awards under the Plan. Directors who are not employees of the Company or its subsidiaries are also eligible for grants of Options under the Plan. Options granted to non-employee Directors will not qualify as Incentive Options for tax purposes.

Exercise Price of Options

The Company will receive no monetary consideration for the grant of Options under the Plan. In case of an Incentive Option, the exercise price cannot be less than the fair market value of the underlying common stock on the date the Option is granted (or, if the optionee beneficially holds 10% or more of the Company’s outstanding common stock (a “10% Holder”), cannot be less than 110% of such fair market value). The exercise price of a Non-Qualified Option shall be determined by the Committee, but shall not be less than the fair market value of the underlying common stock on the date the Option is granted. The exercise price of Options will be adjusted in certain events, such as a stock split, reorganization or recapitalization.

Payment Upon Exercise of Options

Payment for shares purchased by exercising an Option must be made in cash or, if the individual Option Award Agreement so provides, by surrender of all or part of the Option in exchange for a number of shares of common stock having a total fair market value on the date of surrender equal to the difference between (i) the fair market value of the shares that could be acquired by exercising the portion of the Option that is surrendered and (ii) the exercise price that would be paid to the Company on a cash exercise of that portion of the Option. If an individual Option Award Agreement so provides, payment of the exercise price also may be made by delivery of common stock having a fair market value equal to the exercise price.

Term of Options

The Committee will determine the term of Options granted under the Plan. The term of an Incentive Option may not exceed ten years (or, in the case of a 10% Holder, five years).  Options granted under the Plan generally will have a term of ten years.

Termination of Employment or Other Service

Option Award Agreements generally will provide that Options will be forfeited upon termination of employment or service as a director except that (i) in the case of involuntary termination without cause, Options will be exercisable for three months after termination to the same extent they were exercisable prior to termination, (ii) in the case of termination due to disability, Options will be exercisable for one year after termination to the same extent they were exercisable prior to termination and (iii) in the case of death (including death during the three month period referred to in (i) or the one-year period referred to in (ii)), Options will be exercisable for one year after death to the same extent they were exercisable on the date of death. After the death of an optionee, the Option will be exercisable by the legal representative of the optionee or by the person that acquired the Option by reason of the death of the optionee. Option Award Agreements may provide for the Options to fully vest in the event of termination due to disability or death.

Non-Transferability of Options

Options are not transferable by the optionee except by will, by the laws of descent and distribution or as otherwise permitted in the Plan and provided for in the Option Award Agreement.  Option Award Agreements may allow Incentive Options to be transferred to a trust if, under Section 671 of the Code and applicable state law, the optionee is considered the sole beneficial owner of the Option while it is held in trust. In the case of an Option that does not qualify as an Incentive Option, the Option Award Agreement also may permit the optionee to transfer the Option to the optionee’s immediate family members, trusts for their exclusive benefit or partnerships of which the optionee or such family members are the only partners.

The disposition of shares acquired pursuant to the exercise of an Option will be subject to any applicable restrictions on transferability imposed by SEC regulations and, in the case of an Incentive Option, the restrictions described below under “Certain Federal Income Tax Consequences.”

Stock Appreciation Rights

A SAR permits an optionee to surrender all or part of an Option to the Company for cancellation and receive an amount (in cash, shares of common stock or both) equal to the excess, if any, of (i) the fair market value, at the time of surrender, of the shares of common stock subject to the Option over (ii) the exercise price of the Option. A SAR cannot be exercised before the related Option is exercisable or after the related Option is forfeited or terminates. Upon exercise of a SAR, payment to the holder will be made one-half in cash and one-half in shares of common stock, unless otherwise provided in the Award Agreement or the Plan. SARs are subject to the same terms regarding transferability as Non-Qualified Options.

Stock Awards

A participant may be granted shares of Company stock subject to such terms and conditions as determined by the Committee. In general, such shares will be subject to a risk of forfeiture and to restrictions on transfer until the vesting conditions related to the award are satisfied. The awards may be granted without requiring any payment by the participant or such payment below fair market value as the Committee determines.

Duration of the Plan

The Plan will terminate automatically and no Options, SARs or incentive stock awards may be granted after ten years have elapsed from the earlier of the date the Plan was approved by the Board or the effective date of the Plan. The Plan may be terminated at any prior time by the Board. Termination of the Plan will not affect Options, SARs or incentive stock awards that were granted prior to termination.

Amendment, Suspension or Termination

The Plan may be amended, suspended or terminated at any time by the Board. However, no action of the Board may, without the approval of the Company’s stockholders entitled to vote thereon, (i) materially increase the benefits accruing to participants under the Plan, (ii) increase the number of shares that may be issued under the Plan (except for certain non-dilutive adjustments described above), or (iii) change the eligibility requirements for participation in the Plan.

Equity Compensation Plan Information

All compensation plans under which equity securities of the Company are authorized for issuance have previously been approved by security holders.

Certain Federal Income Tax Consequences

The following is a general summary of certain present federal income tax law consequences of the Plan to the Company and Plan participants. The present tax law consequences of the Plan are subject to change, possibly with retroactive effect. Other tax consequences of the Plan (including federal estate and gift tax consequences and all state, local and foreign tax consequences) are not discussed.

Incentive Options

Incentive Options can be granted only to employees. Options granted to non-employee directors do not qualify as Incentive Options. Employees are not subject to federal income tax upon the grant of an Incentive Option. Employees also are not taxed on the exercise of an Incentive Option, provided that the common stock acquired upon exercise of the Incentive Option is not sold by the employee within two years after the Option was granted or within one year after the Option is exercised (the “required holding period”).

However, for alternative minimum tax (“AMT”) purposes, the difference between the exercise price of an Incentive Option and the fair market value of the common stock acquired upon exercise is an item of tax preference in the year the Incentive Option is exercised. The employee is required to include the amount of such difference in AMT income in such year and to compute his AMT tax basis in the shares so acquired in the same manner as if a Non-Qualified Option had been exercised. Whether an employee will owe AMT in the year an Incentive Option is exercised will depend on the employee’s particular tax circumstances. AMT paid on the exercise of an Incentive Option will be allowed as a credit to the extent regular tax exceeds AMT in future years.

On a sale, after the required holding period, of common stock that was acquired by exercising an Incentive Option, the difference between the employee’s tax basis in such common stock and the amount realized in the sale of the common stock is long-term capital gain (or loss).

If common stock acquired upon exercise of an Incentive Option is disposed of by the employee during the required holding period (a “disqualifying disposition”), the excess, if any, of (i) the fair market value of the common stock on the exercise date (or, if less, the amount realized in such disposition) over (ii) the exercise price, is taxed to the employee as ordinary income. Further gain or loss, if any, is capital gain or loss, which is long-term or short-term depending on whether the employee has held the common stock for more than one year on the date of the disqualifying disposition. If an employee pays the exercise price of an Option by delivering common stock that was previously acquired by exercising an Incentive Option and such delivery occurs before the end of the required holding period for such common stock, the employee is treated as having made a disqualifying disposition of the common stock so delivered.

In the case of Incentive Options, the aggregate fair market value (determined at the time the Options are granted) of the common stock with respect to which Incentive Options first become exercisable by an employee during a calendar year cannot exceed $100,000. This limit does not apply to Non-Qualified Options or SARs. To the extent an Option that otherwise would be an Incentive Option exceeds this $100,000 limit, it is treated as a Non-Qualified Option.

Non-Qualified Options and Stock Appreciation Rights

Participants generally do not recognize income for federal income tax purposes upon the grant of a Non-Qualified Option or SAR. Upon exercise of a Non-Qualified Option, a participant generally recognizes ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise over the exercise price of the Option. Upon receipt of cash or shares when a SAR is exercised, a participant generally recognizes ordinary income in an amount equal to the amount of cash and the fair market value of the shares received.

Except as discussed in the following paragraph, a participant’s tax basis in common stock received upon exercise of a Non-Qualified Option is equal to the amount of ordinary income recognized upon exercise of the Option, plus the amount paid to exercise the Option. The holding period for the common stock begins on the day after the Option is exercised.

If a participant exercises a Non-Qualified Option by delivering previously held shares in payment of the exercise price, the participant does not recognize gain or loss on the delivered shares, even if their fair market value is different from the participant’s tax basis in the shares. However, the exercise of the Non-Qualified Option is taxed to the participant, and the Company generally is entitled to a deduction, in the same amount and at the same time as they would have been if the participant had paid the exercise price in cash. Provided the participant receives a separate identifiable stock certificate therefor, his tax basis in the number of shares received that is equal to the number of shares delivered in payment of the exercise price is the same as his tax basis in the shares so delivered. His holding period for such number of shares includes his holding period for the shares so delivered. The participant’s tax basis and holding period for the additional shares received upon exercise is the same as it would have been if the participant had paid the exercise price in cash.

If a participant receives common stock upon exercise of a Non-Qualified Option or SAR and thereafter disposes of the common stock in a taxable transaction, the difference between the amount realized in the disposition and the participant’s tax basis in the common stock is capital gain (or loss), which is short-term or long-term, depending on whether the participant has held the shares for more than one year on the date of disposition.

Stock Awards

A participant generally recognizes ordinary income equal to the fair market value of the stock (reduced by any amount paid by the participant for such stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a participant who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer or the shares equal to the excess of the fair market value of such shares over the purchase price, if any, of such stock.

Reporting and Withholding

Incentive Options

The Company will furnish a written report to each employee that exercises an Incentive Option containing information about the exercise. This report is provided to the employee on or before January 31 of the year following the year of exercise. If the employee makes a disqualifying disposition of the common stock received upon exercise of an Incentive Option, the Company must report the disqualifying disposition to the employee and to the Internal Revenue Service (“IRS”).

An employee who exercises an Incentive Option is not subject to Federal Insurance Contributions Act tax (“FICA”), Federal Unemployment Act tax (“FUTA”) or federal income tax withholding on either the exercise of an Incentive Option or the disposition (whether or not a disqualifying disposition) of common stock acquired upon exercise of an Incentive Option.

Non-Qualified Options and SARs

Ordinary income recognized by an employee on the exercise of a Non-Qualified Option or SAR must be reported to the employee and the IRS and is subject to FICA, FUTA and federal income tax withholding. Award Agreements may authorize the Company to satisfy its withholding obligations from the common stock issued upon exercise of a Non-Qualified Option, from common stock or cash issued upon exercise of a SAR, from cash compensation otherwise payable to the employee or by requiring the employee to pay such amount to the Company in cash.

Stock Awards

Ordinary income recognized by an employee on the vesting of a share award (or, if made, upon the making of an election under Section 83 of the Internal Revenue Code) must be reported to the employee and the IRS and is subject to FICA, FUTA and federal income tax withholder. Award Agreements may authorize the Company to satisfy it withholding obligations from the common stock issued in connection with award or from cash compensation otherwise payable to the employee or by required the employee to pay such amount to the Company in cash.

Deduction by the Company

The Company is not allowed a federal income tax deduction on the grant or exercise of an Incentive Option or the disposition, after the required holding period, of shares acquired by exercising an Incentive Option. On a disqualifying disposition of such shares, the Company is allowed a federal income tax deduction in an amount equal to the amount of ordinary income recognized by the employee as a result of the disqualifying disposition, provided the deduction is otherwise allowable under the Code and the Company satisfies its tax reporting obligations with respect to such income.

When a Plan participant exercises a Non-Qualified Option or a SAR, a deduction for federal income tax purposes is allowed to the Company in an amount equal to the amount of ordinary income taxable to the participant, provided the deduction is otherwise allowable under Code and the Company satisfies its tax reporting obligations with respect to such income.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2007 STOCK OPTION AND INCENTIVE PLAN.

2008 STOCKHOLDER PROPOSALS

In order for a stockholder proposal to be considered for inclusion in our proxy statement for the 2008 annual meeting, the proposal must be received at our offices no later than December 20, 2007. Rule 14a-8 of the SEC contains standards as to what stockholder proposals are required to be included in a proxy statement. With respect to proposals submitted by a stockholder other than for inclusion in the Company’s 2008 proxy statement and related form of proxy, timely notice of any stockholder proposal must be received by us in accordance with our Amended and Restated By-laws and our rules and regulations no earlier than January 25, 2008 and no later than February 25, 2008. Any proxies solicited by the Board of Directors for the 2008 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.

Any stockholder who wishes to submit a stockholder proposal should send it to Six Flags, Inc., 1540 Broadway, New York, NY 10036, Attention: Secretary.

OTHER MATTERS

The Board does not know of any other matters that are likely to be presented for consideration at the Annual Meeting. Should any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

SOLICITATION OF PROXIES

All costs in connection with the solicitation of the enclosed proxy will be borne by the Company. In addition to solicitations of proxies by use of the mail, certain of our officers or employees, without additional remuneration, may solicit proxies personally or by telephone, facsimile and mail. The Company has retained Innisfree M&A Incorporated to solicit proxies for a fixed fee of $15,000, plus reimbursement of certain out-of-pocket expenses. In addition, we will also request brokers, dealers, banks and other nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

WALTER S. HAWRYLAK
Secretary

New York, New York
April 18, 2007

APPENDIX A

SIX FLAGS, INC.
2007 STOCK OPTION AND INCENTIVE PLAN

I. THE PLAN

There is hereby established the 2007 Stock Option and Incentive Plan (the “Plan”) for Six Flags, Inc. (the “Company”), under which options may be granted to purchase shares of the common stock of the Company, under which shares of such common stock may be granted or sold at incentive prices below the market price at the time of sale, and under which stock appreciation rights may be granted.

II. DEFINITIONS

As used herein, the terms set forth below shall have the following respective meanings:

(a)          “Award” means an Employee Award or a Director Award.

(b)         “Award Agreement” means an Employee Award Agreement or Director Award Agreement.

(c)          “Board” means the Board of Directors of the Company.

(d)         “Code” means the Internal Revenue Code of 1986, as amended.

(e)          “Company” means Six Flags, Inc., a Delaware corporation, and its successors.

(f)            “Committee” means the Compensation Committee of the Board or such other committee of the Board as is designated by the Board to administer the Plan.

(g)          “Director” means an individual serving as a member of the Board.

(h)         “Director Award” means the grant of Director Options to a Non-Employee Director.

(i)            “Director Award Agreement” means a written agreement between the Company and a Participant who is a Non-Employee Director setting forth the terms, conditions and limitations applicable to a Director Award.

(j)             “Director Option” means a Nonqualified Stock Option granted to a Non-Employee Director.

(k)         “Employee” means an officer or key employee of the Company or its Subsidiaries, including an officer or key employee who serves as a member of the Board.

(l)            “Employee Award” means the grant of options, stock appreciation rights, shares or rights to purchase shares, whether granted singly, in combination or in tandem, to a Participant who is an Employee.

(m)     “Employee Award Agreement” means a written agreement between the Company and a Participant who is an Employee setting forth the terms, conditions and limitations applicable to an Employee Award.

(n)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)         “Incentive Stock Option” means an option that is intended to comply with the requirements set forth in Section 422 of the Code.

(p)         “Non-Employee Director” means a Director who is not an employee of the Company or any of its Subsidiaries.

(q)         “Nonqualified Stock Option” means an option that is not an Incentive Stock Option.

(r)           “Participant” means an Employee or Director to whom an Award has been made under the Plan.

(s)           “Performance Goals” mean the measurable performance objective or objectives established pursuant to the Plan for Participants who have received, when so determined by the Committee, grants of shares of common stock pursuant to the Plan.  Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, park, region or function within the Company or Subsidiary in which the Participant is employed.  The Performance Goals may be made relative to the performance of other companies and will be based on one or more of the following business criteria: earnings before interest, taxes, depreciation and amortization; net income; pretax earnings; operating income; pro forma net income; appreciation in value of shares; total shareholder return; earnings per share; return on equity; return on designated assets; return on capital; economic value added; revenues (including net revenue per capita and sponsorship revenues); expenses; operating cash flow; free cash flow; cash flow return on investment; operating margin or net profit margin; attendance; or any of the above criteria as compared to the performance of a published or a special index deemed applicable by the Committee.  If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may in its discretion modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a covered employee (within the meaning of section 162(m) of the Code) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(t)            “Subsidiary” means a corporation so defined under Section 424(f) of the Code.

III. AMOUNT OF STOCK

(a)   A maximum of four million (4,000,000) shares of the Company’s common stock may be issued under the Plan upon exercises of options or stock appreciation rights or upon grants or purchases at incentive prices. Such shares may be authorized but unissued shares, shares held in the treasury or outstanding shares purchased from their owners on the market or otherwise. If any option or stock appreciation right granted under the Plan is forfeited, terminates or is cancelled for any reason before the option or stock appreciation right is exercised in full, the shares previously reserved for issuance upon exercise of such option or stock appreciation right shall not count toward the maximum number of shares or options or stock appreciation rights that may be issued under the Plan, as adjusted pursuant to the next paragraph, and such shares shall again be available to be issued under the Plan.

(b)   If the outstanding shares of the Company’s common stock are from time to time increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through merger, consolidation, reorganization, split-up, split-off, spin-off, recapitalization, reclassification, stock dividend, stock split or reverse stock split, an appropriate and proportionate adjustment shall be made in the number, kind and price of shares which may be issued pursuant to Awards under the Plan, such that each Award shall be for such securities, cash and/or other property as would have been received and at such exercise price or purchase price as would have been paid in respect of such shares had the shares been issued in full immediately prior to such increase, decrease, change or exchange. Such adjustment shall be made successively each time that any such increase, decrease, change or exchange is made. In addition, in the event of any such increase, decrease, change or exchange, the Committee shall make such further adjustments as are appropriate to the maximum number of shares subject to the Plan, to the other provisions of the Plan and to Awards pursuant to the Plan. Except to the extent provided in this Section III, no reduction shall be made in the exercise price of any option or stock appreciation right and no option or stock appreciation right shall be regranted with a lower exercise price or cancelled and replaced with an option or stock appreciation right having a lower exercise price.

(c)   To the extent that the aggregate fair market value of stock subject to one or more Incentive Stock Options that are first exercisable by an Employee in any calendar year under the Plan (and under all other plans of the Company and its Subsidiaries) exceeds $100,000, determined as of the time the options are granted, such options shall be treated as Nonqualified Stock Options. This limitation will be applied by taking into account options in the order in which they were granted.

IV. ADMINISTRATION

(a)   The Plan shall be administered by the Committee, which shall include not fewer than two Directors, each of whom shall be a “Non-Employee Director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and an “outside director” within the meaning of Treasury Regulation Section 1.162-27(e)(3). The Board may from time to time remove members from or add members to the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting (held at a time and place determined by, and in accordance with rules adopted by, the Committee) at which a quorum is present, or actions approved in writing by a majority of the members of the Committee, shall constitute acts of the Committee.

(b)   Subject to the express terms and conditions of the Plan, the Committee shall have full power to construe the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The exercise of these powers by the Committee shall be conclusive and binding upon all present, past and future Participants in the Plan.

(c)   The Committee may from time to time determine to which Employees and Non-Employee Directors eligible for selection as Participants in the Plan, if any, Awards shall be made under the Plan, the number of shares which may be issued in connection with each such Award, the restrictions and forfeiture provisions related to such Awards, the periods after which shares subject to an Award shall vest and after which options and stock appreciation rights may be exercised and incentive shares may be purchased, the circumstances under which such periods may be accelerated, the exercise price of options and stock appreciation rights and the purchase price of shares subject to Awards, the means of payment of such exercise price or purchase price, the means of payment of any withholding taxes related to an Award, and the extent to which any option, right or share may be transferred.

In addition, the Committee shall have full power and discretion to establish and administer Performance Goals and business criteria, establish performance periods, and certify that Performance Goals have been attained, in each case, if and to the extent required to comply with the “qualified performance-based compensation” exception to Section 162(m) of the Code and the applicable regulations thereunder.

(d)   The Committee shall report in writing to the Secretary of the Company the names of the Employees and Non-Employee Directors selected as Participants in the Plan, and the terms and conditions of the options, stock appreciation rights or shares to be granted or sold to each of them.

V. ELIGIBILITY FOR PARTICIPATION

All Employees and Non-Employee Directors shall be eligible for selection as Participants in the Plan; provided, however, that Incentive Stock Options may be granted only to Employees.

VI. TERMS AND CONDITIONS OF OPTIONS, STOCK APPRECIATION RIGHTS AND SHARE GRANTS AND SALES

(a)   The terms, conditions and vesting periods, if any, for each Award under the Plan shall be evidenced by an Employee Award Agreement or Director Award Agreement, as applicable, executed by the Company and the Participant, which shall contain the following provisions, if applicable:

(i)    The number of shares which may be issued upon exercise of the option, the period during which the option may be exercised, the purchase price or prices per share to exercise the option, and the means of payment for the shares and for any withholding taxes imposed upon exercise of the option; provided, however, that notwithstanding any other provision of the Plan to the contrary, the term of an Incentive Stock Option shall not exceed ten (10) years, and, provided, further, that in the case of an Incentive Stock Option granted to an Employee who, at the time such Incentive Stock Option is granted, owns shares of the Company or any of its Subsidiaries which possess more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of such Subsidiaries, the term of such Incentive Stock Option shall not exceed five (5) years, and, provided, further, that the purchase price or prices of each share of the Company’s common stock subject to any option under the Plan shall be determined as follows:

(A)  The purchase price of each share subject to an option under the Plan shall be not less than one hundred percent (100%) of the fair market value of such share on the date the option is granted; provided, however, that in the case of an Incentive Stock Option granted to an Employee who, at the time such Incentive Stock Option is granted, owns shares of the Company or any of its Subsidiaries which possess more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of such Subsidiaries, the purchase price of each share subject to such Incentive Stock Option shall be not less than one hundred and ten percent (110%) of the fair market value of such share on the date such option is granted. In determining stock ownership by an Employee for any purpose under the Plan, the rules of Section 424(d) of the Code shall apply, and the Board and the Committee may rely on the representations of fact made to them by the Employee and believed by them to be true.

(B)   The fair market value of shares of the Company’s common stock on a particular date is deemed to be the reported closing sales price of such shares on such date on the largest national securities exchange (based on the aggregate dollar value of securities listed) on which such shares are then listed or traded (or, if such exchange is not open on such date, the reported opening sales price on the next date on which such exchange is open). If such shares are not listed or traded on any national securities exchange, then, in each case, to the extent the Committee determines in good faith that the following prices arise out of a bona fide, established trading market for the shares, the fair market value of the shares is deemed to be:

(x)   the reported closing sales price of such shares in the over-the-counter market, as reported on the National Association of Securities Dealers Automated Quotations System, or, if no such price is reported thereon, the average of the closing bid and asked prices as so reported on such date (or, if such market is not open on such date, the average of the opening bid and asked prices on the next date on which such market is open), or

(y)   if such prices are not reported on such system, then the average of the closing bid and asked prices reported by the National Quotation Bureau Incorporated on such date (or, if no such prices are reported on such date, the average of the opening bid and asked prices on the next date on which such prices are reported). In all other cases, the fair market value of the shares shall be established by the Committee in good faith.

(ii)   Such terms and conditions of exercise as may be set by the Board or the Committee and specified in the Award Agreement or other grant agreement.

(iii)  An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution and is exercisable during the Employee’s lifetime only by the Employee or, if the Employee is disabled, by his guardian or legal representative. Award Agreements also may permit an Incentive Stock Option to be transferred to a trust, provided the Employee is considered, under Section 671 of the Code and applicable state law, to be the sole beneficial owner of the option while it is held in trust. In the case of an option that does not otherwise qualify as an Incentive Stock Option, Award Agreements may permit the option to be transferred to immediate family members of the Participant, trusts for their exclusive benefit or partnerships of which the Participant or such family members are the only partners.

(iv)  In addition to the restrictions set forth in subsection (iii) above, such restrictions on transfer of the option, and such restrictions on transfer of the shares acquired upon exercise of the option, as may be set by the Committee.

(v)    Such other terms and conditions not inconsistent with the Plan as may be set by the Committee, including provisions allowing acceleration of options upon a change of control of the Company or otherwise.

(b)   In the discretion of the Committee, any option granted hereunder may provide that such option may be exercised by the holder’s surrender of all or part of such option to the Company in exchange for a number of shares of the Company’s common stock having a total fair market value, as of the date of surrender, equal to the excess of (i) the fair market value, as of the date of surrender, of the number of shares that could be acquired by the exercise of the portion of the option that is surrendered, over (ii) the aggregate exercise price which would otherwise be paid to the Company upon a normal exercise of the option as to that number of shares. In the event the foregoing calculation would require the issuance of a fractional share, the Company shall, in lieu thereof, pay cash to the holder in an amount equal to the fair market value of such fractional share as of the date of surrender.

(c)   The Committee may, in its discretion, grant stock appreciation rights to Participants who are concurrently being granted, or previously have been granted, options under the Plan. A stock appreciation right shall be related to a particular option (either to an option previously granted or to an option granted concurrently with the stock appreciation right) and shall entitle the Participant, at such time or times as the related option is exercisable, and upon surrender of the then exercisable option, or part thereof, and exercise of the stock appreciation right, to receive payment of an amount determined pursuant to paragraph (ii) below.

Stock appreciation rights shall be subject to the following terms and conditions, to the terms of subsection (a)(iii) above regarding transferability of Nonqualified Stock Options, and to such other terms and conditions not inconsistent with the Plan as the Committee may approve and direct:

(i)    A stock appreciation right shall be exercisable by a Participant at such time or times, and to such extent, as the option to which it relates is then exercisable.

(ii)   Upon exercise of a stock appreciation right and surrender of the corresponding exercisable portion of the related option, a Participant shall be entitled to receive payment of an amount determined by multiplying:

(A)  the difference obtained by subtracting the option exercise price per share of common stock under the related option from the fair market value of a share of common stock of the Company on the date of exercise of the stock appreciation right, by

(B)   the number of shares with respect to which the related option is being surrendered and the stock appreciation right is being exercised.

(iii)  Unless otherwise provided hereunder or in an Award Agreement, payment of the amount determined under the preceding paragraph (ii) above shall be made one-half in cash and one-half in shares of common stock of the Company valued at their fair market value on the date of exercise of the stock appreciation right, provided, however, that the Committee, in its sole discretion, may either require or allow the holder of the stock appreciation right to elect for the stock appreciation right to be settled solely in such shares, solely in cash, or in some other proportion of shares and cash and provided, further, that cash shall, in any event, be paid in lieu of fractional shares.

(d)   The Committee may, in its discretion, grant or sell to a Participant shares of the Company’s common stock, subject to such terms, conditions and vesting provisions, if any, as the Committee may prescribe; provided, however, that no such shares, other than shares subject to performance-based vesting, shall fully vest over a period of less than three (3) years from the date of grant.

(e)   Notwithstanding anything herein to the contrary, during any calendar year, (i) no Participant may be granted shares or options or stock appreciation rights with respect to more than one million five hundred thousand (1,500,000) shares of common stock under the Plan in the aggregate, and (ii) no Participant may be granted or sold shares of common stock that are subject to Performance Goals for more than one million five hundred thousand (1,500,000) shares, as adjusted pursuant to Section III above. If any option or stock appreciation right granted to a Participant under the Plan is forfeited, terminates or is cancelled for any reason before the option or stock appreciation right is exercised in full, the shares subject to such options and stock appreciation rights shall count toward the maximum number of shares or options or stock appreciation rights that may be issued to such Participant under the Plan.

VII. PROCEEDS FROM SALES OF SHARES

Proceeds from sales of shares pursuant to the Plan and from exercises of options granted under the Plan shall be added to the general funds of the Company and thereafter may be used for such corporate purposes as the Board determines and directs.

VIII. AMENDMENT, SUSPENSION OR TERMINATION OF PLAN

The Board may at any time amend, suspend or terminate the Plan. However, no such action by the Board may be taken without the approval of the stockholders of the Company entitled to vote thereon if such action would materially increase the benefits accruing to Participants under the Plan, increase the aggregate number of shares subject to the Plan (other than pursuant to Section III of the Plan), or change the provisions of the Plan regarding eligibility for participation in the Plan. No amendment, suspension or termination of the Plan shall alter or impair any rights or obligations under an outstanding Award Agreement or other grant agreement without the consent of the holder.

IX. PROVISIONS FOR EMPLOYEES OF SUBSIDIARIES

In connection with an Award to an Employee of a Subsidiary, the Company may sell to the Subsidiary the shares subject to the Award, at a price which shall be not less than the option exercise price or purchase price paid by the Employee for the shares, but which may be more, in order that the shares issued or sold to the Employee may be issued or sold to him directly by his employer corporation.

X. EFFECTIVE DATE AND TERMINATION OF THE PLAN

(a)   The Plan shall be submitted for a vote at a meeting of the stockholders of the Company or shall be approved by written consent of the stockholders in accordance with, and only to the extent permitted by, the Company’s charter and by-laws and by applicable state laws prescribing the method and degree of stockholder approval required for the issuance of corporate stock or options; provided, that if applicable state law does not provide a method and degree of required approval, the Plan must be approved by a majority of the votes cast at a duly held stockholders’ meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and votes on the Plan.

(b)   If approved by the stockholders of the Company within 12 months before or after adoption of the Plan by the Board, the Plan shall become effective on the later of the date of such stockholder approval or the date of adoption of the Plan by the Board (the “Effective Date”). Unless sooner terminated by the Board, the Plan shall terminate on the date ten (10) years after the earlier of (i) the date the Plan is adopted by the Board or (ii) the Effective Date. After termination of the Plan, no further Awards may be made under the Plan; provided, however, that such termination will not affect any options or stock appreciation rights granted or shares granted or sold under the Plan prior to such termination and shall not affect the provisions of the Plan relating to such options, stock appreciation rights and shares.

XI. MISCELLANEOUS

(a)   The invalidity or illegality of any provision of the Plan shall not affect the validity or legality of any other provision of the Plan.

(b)   The Plan, any options or stock appreciation rights granted or shares granted or sold thereunder and all related matters shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

SIX FLAGS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 21, 2007

The undersigned hereby appoints JAMES M. COUGHLIN and WALTER S. HAWRYLAK with full power to act without the other and with power to appoint his substitute as the undersigned’s proxies to vote all shares of common stock of the undersigned in SIX FLAGS, INC. (the “Company”), a Delaware corporation, which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Waldorf Astoria, located at 301 Park Avenue, New York, New York, 10022, on Monday, May 21, 2007, at 9:00 a.m., E.D.T., and at any adjournment thereof as follows:

This proxy is solicited on behalf of the Board of Directors of the Company.  The shares of common stock represented by this proxy will be voted in accordance with the foregoing instructions. In the absence of any instructions, such shares will be voted FOR the election of the nominees listed in item 1 and FOR the proposals in items 2 and 3.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on Monday, May 21, 2007 and the Proxy Statement furnished therewith.

The undersigned hereby revokes any proxy to vote shares of common stock of the Company heretofore given by the undersigned.

1.                           ELECTION OF DIRECTORS ☐ FOR all nominees listed below (except as marked to the contrary below)

☐                        WITHHOLD AUTHORITY to vote for all nominees listed below ☐ *EXCEPTIONS

Nominees: C.E. ANDREWS, MARK JENNINGS, JACK KEMP, ROBERT MCGUIRE, PERRY ROGERS, DWIGHT SCHAR, MARK SHAPIRO, DANIEL M. SNYDER, HARVEY WEINSTEIN

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

2.                           Proposal to ratify the selection of KPMG LLP as the Company’s independent public accountants for the year ending December 31, 2007. The Board of Directors recommends a vote FOR this proposal.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.                           Proposal to approve the adoption of the Company’s 2007 Stock Option and Incentive Plan. The Board of Directors recommends a vote FOR this proposal.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.                           In their discretion such other business as may properly come before the meeting and any adjournment thereof.

(Date)

Signature

Signature(s) or Title

Please date, sign exactly as name appears on this proxy card, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by president or other authorized officer, giving title, and affix corporate seal. If a partnership, sign in partnership name by authorized person. In the case of joint ownership, each joint owner must sign.